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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.          )

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iSTAR FINANCIAL INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1114 Avenue of the Americas, 39th Floor
New York, New York 10036
April 25, 2011

Dear Shareholder:

        We cordially invite you to attend our 2011 annual meeting of shareholders. We will hold the meeting at the Harvard Club of New York City, 35 West 44th Street, 3rd Floor, West Room, New York, New York on Wednesday, June 1, 2011 at 9:00 a.m. local time.

        At the annual meeting, we will ask our shareholders to:

        (1)   elect seven members to the board of directors;

        (2)   consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011;

        (3)   consider a non-binding advisory vote to approve the Company's executive compensation, as described in this proxy statement;

        (4)   consider a non-binding advisory vote to determine the frequency (whether every three years, every two years or every year) of advisory shareholder votes on executive compensation; and

        (5)   transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

        The attached proxy statement contains details of the proposals to be voted on at the annual meeting and other important matters. We encourage you to read the proxy statement and attachments carefully.

        YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE:

  •
  FOR THE ELECTION OF THE SEVEN NOMINEES AS DIRECTORS;

  •
  FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSE-COOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM;

  •
  FOR THE NON-BINDING RESOLUTION APPROVING EXECUTIVE COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT; AND

  •
  FOR THE NON-BINDING RECOMMENDATION TO GIVE SHAREHOLDERS AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY THREE YEARS (CHOICE 1 UNDER ITEM 4 ON THE ATTACHED PROXY CARD).

        We cordially invite all shareholders to attend the annual meeting in person. Any shareholder attending the annual meeting may vote in person even if he or she previously returned a proxy.

Sincerely,
Jay Sugarman Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of iStar Financial Inc., a Maryland corporation, will be held at the Harvard Club of New York City, 35 West 44th Street, 3rd Floor, West Room, New York, New York on Wednesday, June 1, 2011 at 9:00 a.m. local time, for the following purposes as further described in the accompanying proxy statement:

        1.     To elect to the board of directors seven members to hold office until the next annual meeting of shareholders to be held in 2012 and until their respective successors are duly elected and qualify. The nominees to the board are: Glenn R. August, Robert W. Holman, Jr., Robin Josephs, John G. McDonald, George R. Puskar, Dale Anne Reiss and Jay Sugarman.

        2.     To consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

        3.     To consider and vote upon a non-binding resolution to approve the compensation of the Company's named executive officers and other named officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in the Company's 2011 proxy statement.

        4.     To consider and vote upon a non-binding recommendation on the frequency (whether every three years, every two years or every year) of advisory shareholder votes on the Company's executive compensation.

        5.     To transact such other business as may properly come before the annual meeting or any postponement or adjournment of the meeting.

        The board has fixed April 6, 2011 as the record date for the determination of shareholders entitled to receive notice of and to vote at the annual meeting or any postponement or adjournment of the meeting. Only holders of record of our common stock, par value $.001 per share (which includes both our regular common stock and our high performance common stock), and 8.00% Series D preferred stock at the close of business on that date will be entitled to vote at the annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 1, 2011:

This proxy statement and the Annual Report to Shareholders on Form 10-K for
the year ended December 31, 2010 are available at https://www.proxydocs.com/sfi.

By Order of the Board of Directors,
Geoffrey M. Dugan General Counsel, Corporate & Secretary New York, NY April 25, 2011

        WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE.

1114 Avenue of the Americas, 39th Floor
New York, New York 10036

PROXY STATEMENT

Annual Meeting of Shareholders
To Be Held June 1, 2011

        We are sending this proxy statement to holders of our common stock, par value $.001 per share, and holders of our 8.00% Series D preferred stock on or about April 25, 2011 in connection with the solicitation by our board of directors of proxies to be voted at our 2011 annual meeting of shareholders or at any postponement or adjournment of the annual meeting. Our common stock includes both our regular common stock and our high performance common stock. Our common stock is listed on the New York Stock Exchange, Inc., or the NYSE, and is traded under the symbol "SFI."

        This proxy statement is accompanied by a copy of our Annual Report to Shareholders for the year ended December 31, 2010. Additional copies of the Annual Report, including our financial statements at December 31, 2010, may be obtained from our website at www.istarfinancial.com, or by contacting our Investor Relations department at (212) 930-9400, 1114 Avenue of the Americas, 39th Floor, New York, NY 10036. Copies will be furnished at no additional expense. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the Securities and Exchange Commission, or the SEC.

About the Meeting

  Who is entitled to vote at the meeting?

        Only holders of record of our common stock and our Series D preferred stock at the close of business on April 6, 2011 are entitled to receive notice of and to vote at the annual meeting or at any postponement or adjournment of the meeting. On the record date, there were 138,325,488 issued shares of common stock, 92,472,322 outstanding shares of common stock (45,853,166 shares were held in treasury), 14,877.5 issued and outstanding shares of high performance common stock and 4,000,000 issued and outstanding shares of Series D preferred stock.

  What constitutes a quorum?

        The presence, either in person or by proxy, of the holders of the outstanding common stock and Series D preferred stock entitled to cast a majority of all the votes entitled to be cast at the meeting, considered as a single class, on the record date is necessary to constitute a quorum at the annual meeting.

  What are the voting rights of shareholders?

        Each shareholder is entitled to one vote for each share of regular common stock registered in the shareholder's name on the record date and 0.25 votes for each share of high performance common stock and Series D preferred stock registered in the shareholder's name on the record date.

  What vote is needed to approve each proposal?

        Assuming a quorum is present in person or by proxy at the annual meeting:

  •
  For the election of directors, the vote of a plurality of all of the votes cast by the holders of our common stock and Series D preferred stock, all voting as one class, is required.

  •
  For the ratification of the appointment of the independent registered public accounting firm and approval of any other matters properly presented at the meeting for shareholder approval, the affirmative vote of a majority of all of the votes cast by the holders of our common stock and Series D preferred stock, all voting as one class, is required.

  •
  For approval of the non-binding resolution to approve the compensation of the Company's named executive officers and other named officers, the affirmative vote of a majority of all of the votes cast by the holders of our common stock and Series D preferred stock, all voting as one class, is required.

  •
  For the non-binding recommendation on the frequency (whether every three years, every two years or every year) of advisory shareholder votes on executive compensation, the option that receives a majority of all the votes cast by the holders of our common stock and Series D preferred stock, all voting as one class, will be the frequency that has been recommended by our shareholders. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the frequency recommended by our shareholders.

        What are "broker non-votes" and what is the effect of "broker non-votes" and abstentions?

        A "broker non-vote" occurs when a broker, bank or other nominee returns a properly executed proxy, but indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter and has not received voting instructions from the beneficial owner of such shares on that matter. Under current NYSE rules, a broker, bank or other nominee does not have discretionary authority to vote shares without specific voting instructions from the beneficial owner on (a) the election of directors, (b) the non-binding resolution on executive compensation and (c) the non-binding recommendation on the frequency of advisory shareholder votes on executive compensation. A broker, bank or other nominee does have discretionary authority to vote shares for ratification of the appointment of the independent registered public accounting firm.

        For purposes of votes on all matters described in this proxy statement to be presented at the annual meeting, broker non-votes and abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

  How is my vote counted?

        If you properly execute a proxy in the accompanying form, and if we receive it prior to voting at the annual meeting, the shares that the proxy represents will be voted in the manner specified on the proxy. If no specification is made, the common stock or Series D preferred stock will be voted FOR the election of directors, ratification of the appointment of the independent registered public accounting firm, approval of the non-binding resolution to approve executive compensation and the recommendation to shareholders of an advisory vote on executive compensation every three years, and as recommended by the board with regard to all other matters in its discretion.

        Votes cast in person or by proxy at the annual meeting will be tabulated by the election inspectors appointed for the meeting, who will determine whether or not a quorum is present. If your shares are held by a broker, bank or other nominee (i.e., in "street name"), you will receive instructions from your nominee which you must follow in order to have your shares voted. Such shareholders who wish to vote in person at the meeting will need to obtain a proxy form from the broker, bank or other nominee that holds their shares of record.

  Can I change my vote after I submit my proxy card?

        If you authorize a proxy to vote your shares, you may revoke it at any time before it is voted by:

  •
  giving written notice to our Secretary expressly revoking the proxy,

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  by signing and forwarding to us a proxy dated later, or

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  by attending the annual meeting and personally voting the common stock or Series D preferred stock owned of record by you.

  Who pays the costs of soliciting proxies?

        We will pay the costs of soliciting proxies from our shareholders. In addition to solicitation by mail, certain of our directors, officers and regular employees may solicit the return of proxies by telephone, facsimile, personal interview or otherwise without being paid additional compensation. We will also reimburse brokerage firms and other persons representing the beneficial owners of our shares for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners in accordance with the proxy solicitation rules and regulations of the SEC and the NYSE. Phoenix Advisory Partners has been engaged to solicit proxies on our behalf in connection with our 2011 annual meeting of shareholders and provide other advisory services for an annual fee of $13,000 plus expenses.

 PROPOSAL 1:

ELECTION OF DIRECTORS

        In accordance with the provisions of our charter, each member of our board is elected annually.

        All of the nominees for election as a director are presently serving as directors. If a nominee becomes unavailable to serve as a director for any reason, the shares represented by any proxy will be voted for the person, if any, who may be designated by the board to replace that nominee. At this time, the board has no reason to believe that any nominee will be unavailable to serve as a director if elected.

        Mr. Jeffrey A. Weber, who has served as one of our directors since 2003, has informed the board of his decision not to stand for re-election as a director at the 2011 annual meeting. Mr. Weber will continue to serve as a director through the date of the annual meeting. At this time, the board is not nominating a replacement director and the board intends to go forward with seven members.

        All of the nominees for election as a director, other than Mr. Sugarman and Mr. August, are independent within the standards prescribed by the NYSE.

        The following table sets forth the name, age and the position(s) with us currently held by each person nominated for election as a director:

Name	Age	Title
Jay Sugarman	49	Chairman and Chief Executive Officer
Glenn R. August	49	Director
Robert W. Holman, Jr.(1)(2)	67	Director
Robin Josephs(1)(2)(3)(4)	51	Director
John G. McDonald(3)(5)	73	Director
George R. Puskar(1)(5)	67	Director
Dale Anne Reiss(1)(5)	63	Director

(1)
Member of Audit Committee.

(2)
Member of Compensation Committee.

(3)
Member of Nominating and Governance Committee.

(4)
Lead Director.

(5)
Member of Asset Management and Investment Committee.

        We believe that the nominees for election as a director have the qualifications, skills and experience necessary to ensure that we are taking appropriate steps to address the complex issues confronting iStar in a challenging business and economic environment. As set forth in our corporate governance guidelines, the qualifications, skills and experience that we consider relevant include the following:

  •
  Education and experience that provides knowledge of business, financial, governmental or legal matters that are relevant to the Company's business or to its status as a publicly owned company;

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  Reputation for integrity;

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  Reputation for exercising good business judgment; and

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  Sufficient available time to be able to fulfill his or her responsibilities as a member of the board and of any committees to which he or she may be appointed.

        The nominees for election as a director have held leadership positions in business (and in particular the real estate and investment management business sectors), finance and academia over an extended period of time. Each of the nominees has demonstrated a long record of professional integrity, intellectual acumen, analytic skills, a strong work ethic and the ability to maintain a constructive environment for discussion of matters considered by our board. Additionally, several of our directors have experience as board members of a diverse range of public companies.

        The following section contains biographical and other information about the nominees. Following each nominee's biographical information, we have provided information concerning the particular experience, qualifications, attributes and/or skills that have led the Nominating and Governance Committee and the board to determine that each nominee should serve as a director.

        Jay Sugarman is our Chairman and Chief Executive Officer. Mr. Sugarman has served as a director of iStar Financial Inc. (and our predecessor) since 1996 and chief executive officer since 1997. Prior to forming iStar Financial and its predecessors, Mr. Sugarman managed private investment funds on behalf of the Burden family, a branch of the Vanderbilts, and the Ziff family. Mr. Sugarman received his undergraduate degree summa cum laude from Princeton University, where he was nominated for valedictorian and received the Paul Volcker Award in Economics, and his M.B.A. with high distinction from Harvard Business School, graduating as a Baker Scholar and recipient of the school's academic prizes for both finance and marketing. As founder of iStar and chief executive officer since 1997, Mr. Sugarman has demonstrated the leadership skills and extensive executive experience across a broad range of investment, financial and operational matters that are necessary to lead iStar, a fully-integrated finance and investment company focused on the commercial real estate industry.

        Glenn R. August has served as one of our directors since May 2005. Mr. August is the president and senior partner of Oak Hill Advisors, L.P. and supervises all investment, trading and operational activities. Mr. August joined Oak Hill's predecessor in 1987 as a co-founder of Acadia Partners. Since then, he has been responsible for more than $50 billion of investments in leveraged loans, high yield bonds and distressed securities. In addition, he co-founded all of the Oak Hill leveraged securities investment partnerships. Mr. August is also a Managing Partner of the advisor to Oak Hill Special Opportunities Fund, an investment partnership focused on investments in distressed companies. Mr. August previously worked in the mergers and acquisitions department at Morgan Stanley in New York and London. He earned an M.B.A. degree from Harvard Business School, where he was a Baker Scholar, and a B.S. degree from Cornell University. He currently serves on the board of directors of the 92nd Street Y and the boards of trustees of The Mount Sinai Medical Center and the Horace Mann School, and previously served on the boards of directors of The Mount Sinai Children's Center Foundation, TeleCity Group plc and three companies affiliated with Vertex Data Science Limited. Mr. August's qualifications for election to our board include his extensive executive experience in managing Oak Hill and its affiliated companies, an investment firm engaged in a broad range of sophisticated investment, trading and financial activities focused on corporate credit, which is relevant to our lending business.

        Robert W. Holman, Jr. has served as one of our directors since November 1999. He is chairman of our Compensation Committee and a member of our Audit Committee. Mr. Holman was co-founder of TriNet Corporate Realty Trust, Inc., or TriNet, a NYSE-listed company that we acquired in 1999, and served as its chief executive officer and chairman of the board. He was chief executive officer and chairman of TriNet's predecessor, Holman/Shidler Corporate Capital, Inc., for ten years. He has structured, acquired, financed and managed over $2.5 billion of commercial and corporate assets in 40 states and Canada. Mr. Holman co-founded and was a senior executive and director of Watkins Pacific Corporation, a public multi-national conglomerate. Mr. Holman currently serves as a director and member of the audit and investment committees of the Parasol Tahoe Community Foundation. Mr. Holman has previously served as a director of Amerivest Properties, Inc., an American Stock Exchange-listed company, and as a senior executive, director, owner or board advisor for investment and operating companies in the United States, Great Britain, Australia and Mexico. He holds a B.A. degree in international economics from the University of California at Berkeley, an M.A. degree with honors from Lancaster University in England, where he was a British Council Fellow, and did post-graduate work at Harvard University where he was awarded a Loeb Fellowship. Mr. Holman's qualifications for election to our board include his experience as a founder, chief executive and director of TriNet, a public real estate investment firm focused on corporate tenant leasing which remains a key aspect of our business, his involvement in leadership capacities in other companies and organizations engaged in a broad range of business, finance and investment activities and his experience as a private investor.

        Robin Josephs has served as one of our (and our predecessor's) directors since March 1998. Ms. Josephs serves as our Lead Director, with duties that include presiding at all executive sessions of the independent directors and serving as principal liaison between the chairman and the independent directors. Ms. Josephs is a member of our Audit, Compensation and Nominating and Governance Committees. From July 2005 to March 2007, Ms. Josephs was a managing director of Starwood Capital Group L.P., a private equity firm specializing in real estate investments. Prior to that, Ms. Josephs was a senior executive with Goldman Sachs & Co. from 1986 to 1996 in various capacities. She currently serves as a director of Plum Creek Timber Company, Inc. (NYSE: PCL), which conducts operations in the land, wood products, natural resource and energy businesses, where she also serves on both the compensation and audit committees, and MFA Financial (NYSE: MFA), which is primarily engaged in investing in residential mortgage-backed securities. Ms. Josephs is a trustee of the University of Chicago Cancer Research Foundation and a member of the board of directors of the Tourette Syndrome Association. Ms. Josephs received a B.S. degree in economics from the Wharton School and an M.B.A. degree from Columbia University. Ms. Josephs' qualifications for election to our board include her experience as an executive with firms in the real estate, finance and investment industries and her extensive experience as a director of public real estate and investment companies.

        John G. McDonald has served as one of our directors since November 1999. Previously, Professor McDonald served as a director of TriNet since June 1993. Professor McDonald is chairman of our Nominating and Governance Committee. He is the Stanford Investors Professor of Finance in the Graduate School of Business at Stanford University, where he has taught since 1968. Professor McDonald has taught M.B.A. courses and executive programs in subject areas including investment management, private equity, venture capital and corporate finance. He currently serves as a director of Scholastic Corporation (Nasdaq: SCHL), a global children's publishing, education and media company, Plum Creek Timber Company, Inc. (NYSE: PCL), QuinStreet, Inc. (Nasdaq: QNST), a vertical marketing and online media company, and thirteen mutual funds managed by Capital Research and Management Company. Professor McDonald previously served as a director of Varian, Inc., which was acquired by Agilent Technologies, Inc. in 2010. Professor McDonald's qualifications for election to our board include his experience over an extended period as a professor of finance at a leading educational institution and as a director of public companies and mutual funds.

        George R. Puskar has served as one of our directors since November 1999. Previously, Mr. Puskar served as a director of TriNet since January 1998. Mr. Puskar is chairman of our Asset Management and Investment Committee and a member of our Audit Committee. Mr. Puskar also serves as our alternate Lead Director. From June 1997 until June 2000, Mr. Puskar served as chairman of the board of Lend Lease Real Estate Investments (formerly known as ERE Yarmouth), the U.S. real estate unit of Lend Lease Corporation, an international financial services and real estate company based in Sydney, Australia. From 1988 until June 1997, Mr. Puskar was chairman and chief executive officer of Equitable Real Estate Investment Management, Inc., where he was responsible for directing the business operations of a full service commercial real estate investment management company with approximately $30 billion in assets under management. Prior to its acquisition by Lend Lease Corporation in June 1997, Equitable Real Estate Investment Management, Inc. operated as a subsidiary of The Equitable Life Assurance Society of the United States. Mr. Puskar currently serves as the chairman of Solutions Manufacturing, Inc., a manufacturer of electronic components based in Rockledge, Florida, as a director of World Team Sports, an organization that specializes in unique athletic events with teams built around disabled athletes, and as a member of the Paralympic Advisory Committee of the United States Olympic Committee. Mr. Puskar has previously served as a director and member of the audit committee of New Plan Excel Realty Trust, Inc., a member of the board of directors of Carr Real Estate Investment Trust, and on an advisory board at Georgia State University. Mr. Puskar has also served on the boards of the Urban Land Institute, the International Council of Shopping Centers, the National Council of Real Estate Fiduciaries and the National Realty Committee, and as chairman of a campaign to endow a real estate chair at Clark Atlanta University/Morehouse College. Mr. Puskar received a B.A. degree from Duquesne University. Mr. Puskar's qualifications for election to our board include his experience as chairman and chief executive officer of a major real estate investment management firm, his service as a director of several public real estate investment companies and his other significant business experience.

        Dale Anne Reiss has served as one of our directors since July 2008. Ms. Reiss is chairperson of our Audit Committee. Ms. Reiss is a senior consultant to the Global Real Estate Center of Ernst & Young LLP. Until her retirement in 2008, she served as Global and Americas Director of Real Estate at Ernst & Young LLP and was a Senior Partner there from 1995 through 2008 in various capacities. She served as a Managing Partner at Kenneth Leventhal & Company from 1985 through its merger with Ernst & Young in 1995. From 1980 to 1985, Ms. Reiss was a Senior Vice President and Controller at Urban Investment & Development Company. She is also Managing Director of Artemis Advisors, LLC and a member of the board of directors of Post Properties, Inc. where she also serves on the audit committee. Since 1998, Ms. Reiss has served as a Trustee of Urban Land Institute and in various ULI officer and committee leadership positions. She also serves as a trustee for the Guttmacher Institute and the Pension Real Estate Association. In 2002, the New York Women Executives in Real Estate named Ms. Reiss Woman of the Year. Ms. Reiss is a Certified Public Accountant. She received a B.S. in Economics and Accounting from the Illinois Institute of Technology and an M.B.A. from the University of Chicago. Ms. Reiss' qualifications for election to our board include her extensive expertise in financial and accounting matters from her experience over an extended period at several major public accounting firms, her leadership experience in management and operations at those firms and her experience as a director of other public and private companies.

Recommendation Regarding the Election of Directors

        The board recommends that you vote FOR election of the seven named nominees as our directors.

 PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the board of directors, with the concurrence of the board, has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to be our auditors for the fiscal year ending December 31, 2011, subject to ratification by our shareholders. We expect a representative of PricewaterhouseCoopers LLP to attend the annual meeting to make a statement, if he or she desires, and to respond to appropriate questions.

Recommendation Regarding Ratification of Appointment of PricewaterhouseCoopers LLP

        The board recommends that you vote FOR ratification of the appointment of PricewaterhouseCoopers LLP, an independent registered public accounting firm, to be our auditors for the fiscal year ending December 31, 2011.

PROPOSAL 3:

SHAREHOLDER ADVISORY (NON-BINDING) VOTE
ON EXECUTIVE COMPENSATION

        The Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank Act") enacted in July 2010 includes a provision, commonly referred to as "Say on Pay," that entitles our shareholders to cast an advisory vote to approve the compensation of our named executive officers and other named officers as disclosed in this proxy statement.

        We believe that our compensation policies and practices are strongly aligned with the long-term interests of our shareholders. Shareholders are urged to read the Executive Compensation section of this proxy statement, and especially the Compensation Discussion and Analysis, which discusses our compensation philosophy and how our compensation policies and practices implement our philosophy.

        As described more fully in that discussion, our compensation programs are designed to achieve the following objectives:

  •
  To further the Company's current and long-term strategic, business and financial goals in the creation of shareholder value by enabling us to attract, retain, motivate and reward key executives who contribute to achieving those goals.

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  To encourage our key executives to increase shareholder value by providing an appropriate mix of current compensation and long-term rewards that is properly balanced between salary and performance-based pay and includes cash, equity compensation and other benefits.

  •
  To align shareholder and employee interests by compensating employees for increasing the value of the Company, which benefits all our shareholders.

        To promote these objectives, a significant part of executive compensation is based on accomplishing achievements that increase the value of the Company. We believe this approach helps us achieve our objectives and promote the interests of our shareholders.

        Our compensation decisions for 2010 have taken into account our executives' efforts in resolving problem assets, generating liquidity, retiring debt, decreasing leverage and preserving shareholder value, which achieved the following significant results during 2010:

  •
  We generated a total of $4.91 billion in proceeds from our portfolio, from sales of net lease assets, loan repayments, loan sales and sales of other real estate owned.

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  These proceeds were used in part to reduce our debt obligations by $3.55 billion and fully retire the remaining $473.3 million A-Participation interest associated with our acquisition of the Fremont loan portfolio. Additionally, we funded $630.5 million in new and pre-existing investments.

  •
  We reduced our net exposure to non-performing loans by 55% during 2010 to $1.35 billion compared to $2.99 billion at December 31, 2009.

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  We recorded net income of $79.7 million, an improvement from net losses of $768.8 million in 2009 and $203.0 million in 2008.

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  We reduced leverage to 2.4x at December 31, 2010, compared to 2.9x at December 31, 2009.

  •
  We made significant strides towards refinancing our near-term debt maturities. In March 2011, we entered into a new $2.95 billion senior secured credit facility and we used the proceeds to repay $2.62 billion of outstanding borrowings under our existing secured credit facilities that were due to mature in June 2011 and June 2012, as well as other unsecured indebtedness due in the first half of 2011.

  •
  Based on the closing market price of our common stock of $7.82 on December 31, 2010, our total shareholder return for the 12 months ended on that date was 205%.

        Overall, these 2010 results have put us in a much-improved position to achieve near-term recovery and longer-term future success. Our compensation decisions for 2010 have taken into account the challenges faced and results achieved by our management team in 2010.

        We are requesting your non-binding vote on the following resolution:

  "RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the named executive officers and other named officers as described in the Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and narrative disclosure."

        Because your vote is advisory, it will not be binding upon the board. However, the Compensation Committee values your opinion and will take into account the outcome of the vote when considering future executive compensation arrangements.

Recommendation Regarding Executive Compensation

        The board of directors recommends that you vote FOR approval of the compensation of named executive officers and other named officers as described in the Compensation Discussion and Analysis, the compensation tables and other narrative disclosure in this proxy statement.

PROPOSAL 4:

SHAREHOLDER ADVISORY (NON-BINDING) VOTE
ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Dodd-Frank Act also requires most publicly traded companies to allow their shareholders to vote, at least once every six years, on how frequently to conduct the shareholder advisory vote on executive compensation. This proposal, commonly referred to as "Say When on Pay" or "Say on Pay Frequency," is a non-binding advisory vote that allows shareholders to indicate whether they prefer an advisory "Say on Pay" vote on executive compensation every three years, every two years or every year.

        We are providing you, as a shareholder, the opportunity to indicate your preference for the frequency of a "Say on Pay" vote through the following resolution:

  "RESOLVED, that the shareholders recommend that the Company holds an advisory vote on the compensation of the Company's named executive officers and other named officers every three years, every two years or every year, as determined by the alternative that receives the highest number of shareholder votes."

        After careful consideration of this proposal, our board of directors determined that an advisory vote on executive compensation every three years is the most appropriate alternative for the Company at this time. Our compensation policies and practices are designed to support long-term value creation and a vote every three years will allow shareholders a better opportunity to judge our compensation program in relation to long-term performance. As described in the Compensation Discussion and Analysis section of this proxy statement, one of the core principles of our compensation program is to ensure management's interests are aligned with the Company's current and long-term strategic, business and financial goals in the creation of shareholder value. Accordingly, a significant part of our executive compensation consists of long-term equity incentive awards which vest over multiple years. We recommend an advisory shareholder vote on executive compensation every three years, which would allow our executive compensation programs to be evaluated over a similar time period and in relation to long-term performance. A vote every three years would provide us with time to respond thoughtfully to shareholder sentiments and implement any necessary changes to our compensation programs.

Recommendation Regarding Frequency of Advisory Vote on Executive Compensation

        The board of directors unanimously recommends a vote for holding an advisory vote on the compensation of our named executive officers and other named officers, as disclosed pursuant to the SEC's compensation disclosure rules, every three years.

INFORMATION REGARDING THE BOARD OF DIRECTORS
AND ITS COMMITTEES

How often did the board meet during 2010?

        During the fiscal year ended December 31, 2010, the board held 23 meetings, including meetings held in person and by telephone conference call. All directors are expected to attend a majority of the board meetings. All directors attended at least 75% of all of the board meetings and applicable committee meetings. In addition, all of the directors who were elected at the 2010 annual meeting were present in person at that annual meeting.

What Committees has the board established?

        Our board has standing Audit, Compensation, Nominating and Governance, and Asset Management and Investment Committees. Our board appoints special committees from time to time, as deemed necessary or appropriate.

How does the Company determine director independence?

        Our board has determined that a majority of our directors are independent. In determining director independence, the board considers all relevant facts and circumstances and the NYSE listing standards. Under the NYSE listing standards, no director qualifies as independent unless the board affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. The board has determined that the following directors qualify as independent: Mss. Josephs and Reiss and Messrs. Holman, McDonald and Puskar.

The Audit Committee

        The Audit Committee is responsible for, among other things, retaining or dismissing our independent registered public accounting firm, reviewing with the auditors the plan and scope of the audit and audit fees, monitoring the adequacy of reporting and internal controls and meeting periodically with management and our independent registered public accounting firm.

        The members of the Audit Committee are Dale Anne Reiss (chairperson), Robert W. Holman, Jr., Robin Josephs and George R. Puskar. The board has determined that each of the current members of the Audit Committee is independent, as defined by the Audit Committee's charter and the NYSE listing standards, and that the chairperson of the committee qualifies as an "audit committee financial expert" as defined by the SEC. In addition, the board has determined that each of the current members of the Audit Committee is financially literate and has accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE. The Audit Committee operates under a written charter, a copy of which may be found on our website at www.istarfinancial.com and will be provided in print, without charge, to any shareholder who requests a copy. The Audit Committee met 10 times during 2010, including meetings held in person and by telephone conference call.

The Compensation Committee

        The Compensation Committee is responsible for overseeing the Company's executive compensation programs. The principal responsibilities of the Compensation Committee are:

  •
  To review management's recommendations and advise management and the board on broad compensation programs and policies such as salary ranges, annual incentive bonuses and long-term incentive plans, including equity-based compensation programs, as well as other group benefit programs offered to employees generally.

  •
  To review performance objectives established for the senior executives of the Company and evaluate the performance of such executives relative to these objectives, in connection with the Compensation Committee's overall review of executive compensation.

  •
  To approve, either as a committee or together with the other independent directors based on a recommendation of the committee, the base salary, cash incentive bonus, equity-based incentive awards and other compensation for the chief executive officer of the Company.

  •
  To approve base salaries, cash incentive bonuses, equity-based incentive awards and other compensation for other officers and employees of the Company with base salaries in excess of $200,000 per year (which includes all officers who are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended).

  •
  To administer the issuance of any award under the Company's long term incentive plans and other equity compensation programs.

  •
  To retain and oversee third party consultants to assist with the Compensation Committee's activities, from time to time.

  •
  To oversee the Company's performance evaluation practices and procedures.

  •
  To consider and evaluate "Say on Pay" resolutions and recommend to the board the frequency with which "Say on Pay" resolutions should be voted on by the shareholders.

  •
  To perform such other duties and responsibilities pertaining to compensation matters as may be assigned to the Compensation Committee by the board or the chairman of the board.

  •
  To review the Compensation Discussion and Analysis for inclusion in this proxy statement.

        As of the date of this proxy statement, the members of the Compensation Committee are Robert W. Holman, Jr. (chairman), Robin Josephs and Jeffrey Weber. Mr. Weber is not standing for re-election as a director at the annual meeting and will continue to serve as a director, and a member of the Compensation Committee, only through the date of the annual meeting. Each of the current members of the Compensation Committee is independent as defined by the Compensation Committee's charter and the NYSE listing standards. The Compensation Committee operates under a written charter, a copy of which may be found on our website at www.istarfinancial.com and will be provided in print, without charge, to any shareholder who requests a copy. The Compensation Committee met 22 times during 2010, including meetings held in person and by telephone conference call.

The Nominating and Governance Committee

        The Nominating and Governance Committee is responsible for, among other things, considering and recommending actions relating to corporate governance matters. In addition, the Nominating and Governance Committee considers and recommends to the board individuals to serve as our directors and executive officers. In making such recommendations, the Nominating and Governance Committee considers such factors as it deems appropriate. These factors may include judgment, skill and experience with businesses and other organizations comparable to the Company. The charter of our nominating and governance committee also identifies diversity as one factor which the committee may consider when nominating a candidate for election to the board. Diversity includes not only factors such as gender, race and age, but also background, experience, skills, accomplishments, personal qualities and other traits desirable in achieving an appropriate mix of qualified individuals.

        The Nominating and Governance Committee may solicit and consider suggestions of the directors or management regarding possible nominees, may consider nominees suggested by shareholders and generally shall guide the process of recruiting new directors. The Nominating and Governance Committee may employ professional search firms or consultants (for which the Company pays a fee) to assist it in identifying potential members of the board with the desired skills and disciplines. Nominations made by shareholders should be made in accordance with the procedures set forth in this proxy statement under "Corporate Governance Matters—Shareholder Nominations for the Board." Candidates proposed by shareholders will be considered using the same criteria and in the same manner as all other candidates are considered.

        As of the date of this proxy statement, the members of the Nominating and Governance Committee are John G. McDonald (chairman), Robin Josephs and Jeffrey Weber. Mr. Weber is not standing for re-election as a director at the annual meeting and will continue to serve as a director, and a member of the Nominating and Governance Committee, only through the date of the annual meeting. Each of the current members of the Nominating and Governance Committee is independent as defined by the applicable NYSE listing standards. The Nominating and Governance Committee operates under a written charter, a copy of which may be found on our website at www.istarfinancial.com and will be provided in print, without charge, to any shareholder who requests a copy. The Nominating and Governance Committee met two times during 2010, including meetings held in person and by telephone conference call.

The Asset Management and Investment Committee

        The Asset Management and Investment Committee regularly reviews our significant loans and assets in each principal asset category, and discusses strategies for dealing with issues relating to portfolio management, asset dispositions and other negotiated resolutions, to complement the portfolio review conducted regularly by the board of directors.

        The board has delegated to the Asset Management and Investment Committee the authority to approve our investment transactions involving commitments greater than $75 million but less than or equal to $150 million. Investment transactions of more than $150 million, and strategic investments such as a corporate merger or acquisition of another business entity (other than a corporate net lease financing) or any other material transaction in an amount greater than $75 million involving our entry into a new line of business, must be approved by our board of directors. Investment transactions less than or equal to $75 million are subject to the approval of either an internal senior management investment committee or Jay Sugarman, our chairman and chief executive officer, and Nina Matis, our chief legal officer and chief investment officer, in accordance with the limits of investment authority established by the board.

        The members of the Asset Management and Investment Committee are George R. Puskar (chairman), John G. McDonald and Dale Anne Reiss. The Committee met five times during 2010.

Are there any special arrangements under which members of our board serve as directors?

        No arrangement or understanding exists between any director or executive officer and any other person or persons pursuant to which any director or executive officer was, or is, to be selected as a director or nominee.

What is the board's role in risk oversight?

        Our management is charged with assessing and managing risks associated with our business on a day-to-day basis. The board's role is to oversee management's execution of these responsibilities and to assess our approach to risk management. In our view, it is not possible or desirable to eliminate risk from our activities. We believe that, as a company, our focus should be on identifying, pricing, managing and monitoring risk with the objective of achieving attractive, long-term, risk-adjusted returns for the benefit of the Company and our shareholders. We have robust internal processes and a strong internal control environment designed to identify, manage and mitigate material risks and to communicate with the board. The board exercises its oversight role periodically as part of its regular meetings and also through its committees, which examine various elements of risk as part of their responsibilities. The full board, or the appropriate board committee in the case of risks under the purview of a particular committee, receives regular reports from members of senior management on areas of material risk to iStar, including operational, financial, legal, regulatory, strategic and reputational risk, in order to review and understand risk identification, risk management and risk mitigation strategies. The board's role in risk oversight is consistent with our leadership structure generally, with the chief executive officer and other members of senior management having responsibility for assessing and managing our risk exposure, and the board and its committees providing oversight in connection with those efforts.

 EXECUTIVE OFFICERS AND OTHER OFFICERS

Who are our key officers?

        Information for Jay Sugarman is contained above under the heading "PROPOSAL 1: ELECTION OF DIRECTORS." Information with regard to our executive officers and other key officers is set forth below. All of our officers serve at the pleasure of the board of directors and are customarily appointed as officers at the annual organizational meeting of the board held following each annual meeting of shareholders.

        David DiStaso serves as our chief financial officer, having assumed this position in December 2010. He previously served as our chief accounting officer since June 2008. Mr. DiStaso is responsible for managing all of our financial reporting, accounting, treasury and other finance functions. He also supervises our investor relations and capital raising activities. Before joining iStar, Mr. DiStaso previously spent 11 years with the CIT Group, Inc., most recently as chief financial officer of the Consumer Finance Division. He spent the first 10 years of his career in public accounting with KPMG, serving as a senior manager within the audit group and providing audit and consulting services to clients within the financial services industry. Mr. DiStaso received a bachelor's degree from Rutgers College and is a certified public accountant. Mr. DiStaso is 46 years old.

        Nina Matis currently serves as our chief legal officer and chief investment officer. She assumed her current position in February 2008 after serving as general counsel of iStar Financial (and our predecessor) since 1996, executive vice president since November 1999 and chief investment officer since April 2007. Ms. Matis is responsible for overseeing and managing the strategic consideration and execution of our investment and financing transactions, restructurings and resolutions of loans and other problem assets, litigation and other legal and operational matters. Ms. Matis previously served as a partner in the law firm of Katten Muchin Rosenman LLP, one of our principal outside law firms, and was an inactive special capital partner of the firm until her withdrawal from this position during 2010. From 1984 through 1987, Ms. Matis was an adjunct professor at Northwestern University School of Law where she taught real estate transactions. Ms. Matis previously served as a director of New Plan Excel Realty Trust, Inc. She is a director of Signature Theater Company and a member of the American College of Real Estate Lawyers, Ely Chapter of Lambda Alpha International, the Chicago Finance Exchange, the Urban Land Institute, REFF, the Chicago Real Estate Executive Women, The Chicago Network and The Economic Club of Chicago. Ms. Matis received a B.A. degree, with honors, from Smith College and a J.D. degree from New York University School of Law. Ms. Matis is 63 years old.

        Michael Dorsch currently serves as an executive vice president of iStar Financial, serving in this position since March 2000. Mr. Dorsch is currently responsible for portfolio management and asset resolution activities, with particular focus on our portfolio of land investments. Prior to joining iStar Financial, Mr. Dorsch was a principal of ACRE Partners LLC, a privately held firm focused on providing public and private corporations with highly-structured financing solutions for their corporate real estate facilities. Previously, Mr. Dorsch was a founder and managing partner of Corporate Realty Capital, a Boston-based real estate investment bank focused on originating, structuring and financing net lease transactions, and was also a partner in a real estate development, ownership and management concern. Mr. Dorsch graduated with a Sc.B. in Mechanical Engineering from Brown University and has an M.B.A. from Harvard Business School. Mr. Dorsch is 55 years old.

        Barbara Rubin currently serves as an executive vice president of iStar Financial and, since September 1998, has served as president of iStar Asset Services, our loan asset management and servicing operation. Ms. Rubin has primary responsibility for the asset management, risk management, construction, and information technology functions at iStar Financial. She has more than 20 years of real estate investment experience, including loan and real estate equity origination, portfolio management, loan servicing, and capital markets activities. Prior to joining iStar Financial, Ms. Rubin was president and chief operating officer of Phoenix Realty Securities, Inc., a real estate advisory operation that managed portfolios of real estate securities (including mortgage loan investments and real estate equity securities). She is currently chair of the Connecticut Health and Education Facilities Authority. Ms. Rubin received a B.A. from Williams College and an M.B.A from the University of Connecticut. Ms. Rubin is 57 years old.

 REPORT OF THE AUDIT COMMITTEE

        The Audit Committee oversees the financial reporting process of iStar Financial Inc. (the Company), on behalf of the Board of Directors of the Company in accordance with our Audit Committee charter. The Board, in its judgment, has determined that all members of our Audit Committee meet the independence requirements of the Securities and Exchange Commission (the SEC) and the New York Stock Exchange (the NYSE). The Board has also determined that each member of our Audit Committee is financially literate and has accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE, and that the chairperson of the Audit Committee is an "audit committee financial expert" within the meaning of the rules of the SEC. We operate under a written charter approved by the Board, consistent with the corporate governance rules issued by the SEC and the NYSE. Our charter is available on the Company's website at www.istarfinancial.com and will be provided in print, without charge, to any shareholder who requests a copy.

        The Company's management is responsible for the financial reporting process and preparation of the quarterly and annual consolidated financial statements, including maintaining a system of internal controls over financial reporting, as well as disclosure controls and procedures. We are directly responsible for the appointment, compensation, retention, oversight and termination of the Company's external auditors, PricewaterhouseCoopers LLP, an independent registered public accounting firm. The independent registered public accounting firm is responsible for auditing the effectiveness of the Company's internal controls over financial reporting and for expressing their opinion thereon, in addition to auditing the annual consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles in the United States. We also review the performance of the Company's internal audit function. We do not prepare financial statements or conduct audits.

        In connection with the December 31, 2010 audited consolidated financial statements, we have:

  •
  reviewed and discussed with management and the independent registered public accounting firm the Company's internal controls over financial reporting, including a review of management's and the independent registered public accounting firm's assessments of and reports on the effectiveness of internal controls over financial reporting and any significant deficiencies or material weaknesses;

  •
  reviewed and discussed with management and the independent registered public accounting firm the Company's audited financial statements, including discussions regarding critical accounting policies, other financial accounting and reporting principles and practices appropriate for the Company, the quality of such principles and practices, and the reasonableness of significant judgments;

  •
  discussed with the independent registered public accounting firm the items that are required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications; and

  •
  reviewed and considered the written disclosures in the letter received from PricewaterhouseCoopers LLP, as required by the PCAOB regarding the independent accountant's communications with the Audit Committee regarding independence, including a discussion about their independence from the Company and management.

        Based on the reviews and discussions above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee charter in effect in 2010, we recommended to the board that the audited consolidated financial statements for 2010 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC. The board approved our recommendation.

Submitted by the Audit Committee:

    Dale Anne Reiss (Chairperson)
    Robert W. Holman, Jr.
    Robin Josephs
    George R. Puskar

        The above report will not be deemed to be incorporated by reference into any filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate the same by reference.

 CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

        Our board has approved a set of guidelines that provide the framework for the governance of iStar Financial Inc. The board reviews these guidelines and other aspects of our corporate governance periodically, as necessary. Our corporate governance guidelines may be found on our website at www.istarfinancial.com and will be provided in print, without charge, to any shareholder who requests a copy.

Board Leadership Structure

        Our board has the authority to select the leadership structure it considers appropriate for iStar. In making leadership structure determinations, the board considers many factors, including the specific needs of our business and what is in the best interests of our shareholders. Our current leadership structure consists of a combined chairman of the board and chief executive officer position, a lead independent director, or Lead Director, an active and involved board, a majority of whom are independent directors, and board committees chaired by independent directors.

        Under our bylaws, the chairman of the board presides over the meetings of the board and of the shareholders. The chairman of the board shall perform such other duties as may be assigned to him by the board of directors. The chief executive officer has general responsibility for implementation of the policies of the Company, as determined by the board, and for the management of the business and affairs of the Company. Jay Sugarman serves as both chairman of the board and chief executive officer.

        Our board, by vote of its independent members, has designated a Lead Director, whose duties include the following:

  •
  preside at all meetings of the board at which the chairman is not present, including executive sessions of the independent directors;

  •
  serve as principal liaison between the chairman and the independent directors;

  •
  advise the chairman on the quality, quantity and timeliness of the information presented to the board;

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  advise the chairman on the agendas for board meetings;

  •
  advise the chairman on the schedule of meetings of the board to assure that there is sufficient time for discussion of agenda items;

  •
  call meetings of the independent directors, if deemed necessary or appropriate by the Lead Director;

  •
  if requested by major shareholders, be available for consultation and direct communication with major shareholders and their representatives; and

  •
  such other duties as the board may determine from time to time.

        Robin Josephs currently serves as our Lead Director. George R. Puskar has been designated to serve as our alternate Lead Director.

        The board believes that this leadership structure—a combined chairman and chief executive officer, a lead independent director, active and involved independent directors, and board committees led by independent directors—is the most appropriate and effective arrangement for iStar at this time. Due to the varied and complex nature of the Company's business, the board believes the chief executive officer is in the best position to lead most effectively and to serve in the critical role of chairman of the board. Having a chairman who also serves as chief executive officer facilitates timely communication with directors on critical business matters. The board believes that leadership of both the board and the Company by Mr. Sugarman is the optimal structure to guide the Company and maintain the focus needed to achieve our business goals. The board also believes there is an effective balance between strong Company leadership and appropriate oversight by independent directors and that the current board leadership structure functions very well. The board recognizes that circumstances may change, however, and will periodically review its leadership structure.

Committee Charters

        Our Audit, Compensation and Nominating and Governance Committees have adopted charters that meet the standards established by the NYSE. Copies of these charters are available on our website at www.istarfinancial.com and will be provided in print, without charge, to any shareholder who requests copies.

Service on Other Boards

        In view of the commitment of time and effort that is required of a director of a public company, our board has established a guideline that its directors should not serve on the boards of more than six public companies. For this purpose, we treat service on the boards of mutual funds having the same investment adviser as service on the board of one company.

Code of Conduct

        The Code of Conduct documents the principles of conduct and ethics to be followed by our directors, officers and employees. The purpose of the Code of Conduct is to promote honest and ethical conduct, compliance with applicable governmental rules and regulations, full, fair, accurate, timely and understandable disclosure in periodic reports, prompt internal reporting of violations of the Code of Conduct and a culture of honesty and accountability. A copy of the Code of Conduct has been provided to each of our directors, officers and employees, who are required to acknowledge that they have received and will comply with the Code of Conduct. Among its many features, the Code of Conduct describes how employees can report any matter that may be of concern to a named Compliance Officer, any other member of our Compliance Committee, our chief executive officer or the Chairman of the Audit Committee. This reporting may be done on an anonymous basis. We have also established an independent "hotline" telephone service that may be used by employees who wish to report any concerns or suspected violations of our standards of conduct, policies or laws and regulations, on an anonymous basis or otherwise. A copy of our Code of Conduct may be found on our website at www.istarfinancial.com and will be provided in print, without charge, to any shareholder who requests a copy.

Disclosure Committee

        We maintain a Disclosure Committee consisting of members of our executive management and senior staff. The purpose of the Disclosure Committee is to oversee our system of disclosure controls and assist and advise the chief executive officer and chief financial officer in making the required certifications in SEC reports. The Disclosure Committee was established to bring together on a regular basis representatives from our core business lines and employees involved in the preparation of our financial statements to discuss any issues or matters of which the members are aware that should be considered for disclosure in our public SEC filings. The Disclosure Committee reports to our chief executive officer and, as appropriate, to our Audit Committee. The Disclosure Committee meets quarterly and otherwise as needed. The Disclosure Committee has adopted a written charter to memorialize the Committee's purpose and procedures. A copy of the charter may be found on our website at www.istarfinancial.com and will be provided in print, without charge, to any shareholder who requests a copy.

Communications with the Board

        We provide the opportunity for interested parties, including shareholders, to communicate with members of the board. Interested parties may communicate with our Lead Director, the other independent board members or the chairperson of any of the committees of the board by e-mail or regular mail. All communications by e-mail should be sent to CorporateSecretary@istarfinancial.com. Communications sent by regular mail should be sent to the attention of the Lead Director, the independent directors, the Audit Committee chairperson, the Compensation Committee chairman or the Nominating and Governance Committee chairman, as the case may be, in each instance in care of the secretary of the Company at our headquarters at 1114 Avenue of the Americas, 39th Floor, New York, NY 10036.

        Our chief legal officer and our secretary will review each communication received in accordance with this process to determine whether the communication requires immediate action. These officers will forward all appropriate communications received, or a summary of such communications, to the appropriate board member(s). However, we reserve the right to disregard any communication that our chief legal officer and our secretary determine is unduly hostile, threatening, or illegal, does not reasonably relate to the Company or its business, or is similarly inappropriate. These officers have the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Shareholder Nominations for the Board

        Shareholder nominations for election to the board should be sent to the attention of the secretary of the Company at the address appearing on the notice accompanying this proxy statement, describing the candidate's qualifications and accompanied by the candidate's written statement of willingness and affirmative desire to serve in a manner representing the interest of all shareholders. Shareholders may also make nominations directly by following the procedure specified in the Company's Bylaws.

        Candidates proposed by shareholders will be considered using the same criteria and in the same manner utilized by the Nominating and Governance Committee of the board in considering all candidates for election to the board. See "INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES—The Nominating and Governance Committee."

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This compensation discussion and analysis describes the key principles and factors underlying our executive compensation policies and decisions for 2010 for our executive officers and other named officers, who are:

  •
  Jay Sugarman, our chairman and chief executive officer;

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  David DiStaso, our chief financial officer;

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  Nina Matis, our chief legal officer and chief investment officer;

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  Michael Dorsch, our executive vice president; and

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  Barbara Rubin, our executive vice president and president of our servicing subsidiary.

        The compensation tables and footnotes in this proxy statement also include information on 2010 compensation for James Burns, who served as our chief financial officer until April 2010.

        The following discussion should be read in conjunction with the other information presented in this proxy statement, including the information in the compensation tables and the footnotes to those tables.

  2010 Compensation—Overview

        Our decisions regarding executive compensation for 2010 were based on the following primary considerations:

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  Assessing our overall 2010 accomplishments and the continuing significant operational challenges and financial pressures on the Company;

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  Assessing the efforts and achievements of our management team and other employees with respect to the critical issues facing the Company;

  •
  Emphasizing the near-term operational priorities necessary to improve our longer-term financial health and prospects; and

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  Retaining critical talent to achieve current strategic and operational goals and to position us for future success.

        In 2010, our business continued to experience the effects of the economic crisis and tightening of capital markets that adversely impacted our business in 2008 and 2009. In those prior years, we incurred significant provisions for loan losses and impairments resulting from high levels of non-performing loans and increasing amounts of real estate owned as we took title to assets of defaulting borrowers. During 2010, we saw early signs of an economic recovery, which was evidenced in our own portfolio by increasing liquidity from loan repayments and asset sales, better pricing for commercial real estate assets, and reductions in non-performing and watch list assets as compared to 2008 and 2009. Despite improving trends in our financial condition and operating results, we continued to face significant challenges in 2010.

        Throughout this financial crisis, we have focused primarily on resolving problem assets, generating liquidity, retiring debt, decreasing leverage and preserving shareholder value. In 2010, our efforts in these areas achieved the following significant results:

  •
  We generated a total of $4.91 billion in proceeds from our portfolio, from sales of net lease assets, loan repayments, loan sales and sales of other real estate owned.

  •
  These proceeds were used in part to reduce our debt obligations by $3.55 billion and fully retire the remaining $473.3 million A-Participation interest associated with our acquisition of the Fremont loan portfolio. Additionally, we funded $630.5 million in new and pre-existing investments.

  •
  We reduced our net exposure to non-performing loans by 55% during 2010, to $1.35 billion compared to $2.99 billion at December 31, 2009.

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  We recorded net income of $79.7 million, an improvement from net losses of $768.8 million in 2009 and $203.0 million in 2008.

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  We reduced leverage to 2.4x at December 31, 2010 compared to 2.9x at December 31, 2009.

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  We made significant strides towards refinancing our near-term debt maturities. In March 2011, we entered into a new $2.95 billion senior secured credit facility and we used the proceeds to repay $2.62 billion of outstanding borrowings under our existing secured credit facilities that were due to mature in June 2011 and June 2012, as well as other unsecured indebtedness due in the first half of 2011.

  •
  Based on the closing market price of our common stock of $7.82 on December 31, 2010, our total shareholder return for the 12 months ended on that date was 205%.

        Overall, these 2010 results have put us in a much-improved position to achieve near-term recovery and longer-term future success. Our compensation decisions for 2010 have taken into account the challenges faced and results achieved by our management team in 2010.

  Oversight of Compensation Programs

        The members of the Compensation Committee of our board of directors have primary responsibility for overseeing our compensation programs for our named executive officers and other named officers. This committee is composed exclusively of independent directors, as defined under the New York Stock Exchange listing standards. The committee operates under a written charter that may be found on the Company's website at www.istarfinancial.com. The committee meets periodically during the year to perform its functions and reports to the board periodically regarding compensation and related matters. The committee consults with compensation consultants, outside counsel, and other advisors as appropriate, in the committee's discretion, to assist in discharging the committee's duties. Specifically, the committee engaged Towers Watson as its independent compensation consultant to assist the committee on a range of executive compensation matters. Towers Watson's services to the committee are discussed further below. The committee also engaged Kirkland & Ellis, LLP as its legal counsel to advise the committee on compensation, governance and legal matters.

  Objectives of Our Compensation Program

        Our compensation practices and programs are designed to achieve the following objectives:

  •
  To further the Company's current and long-term strategic, business and financial goals in the creation of shareholder value by enabling us to attract, retain, motivate and reward key executives who contribute to achieving those goals.

  •
  To encourage our key executives to increase shareholder value by providing an appropriate mix of current compensation and long-term rewards that is properly balanced between salary and performance-based pay and includes cash, equity compensation and other benefits.

  •
  To align shareholder and employee interests by compensating employees for increasing the value of the Company, which benefits all our shareholders.

        To promote these objectives, a significant part of executive compensation is based on accomplishing achievements that increase the value of the Company. We believe this approach helps us achieve our objectives and promote the interests of our shareholders.

  Elements of Our Compensation Program

        The principal elements of our compensation program for our executives are:

        (1)   base salaries, which are set at levels we consider fair and competitive but relatively moderate;

        (2)   annual incentives, including cash bonuses, which are intended to provide short-term rewards based on individual performance, overall company performance and other appropriate factors;

        (3)   long-term incentives, consisting of various types of equity-based awards, a significant portion of which vest over multiple years and include vesting conditions tied to achieving performance hurdles; and

        (4)   other group benefit programs offered to employees generally, including retirement benefits under a 401(k) plan.

        By combining these elements, we seek to achieve the objectives of our compensation program.

        The Compensation Committee exercises independent discretion in recommending the compensation of our chief executive officer, and determining and approving the base salary, annual incentives and long-term incentives for each of the other named officers. The committee generally does not adhere to rigid formulae in determining the amount and mix of compensation elements. Our mix of compensation elements seeks to strike an appropriate balance between rewarding short-term performance, where applicable, and motivating long-term achievements through a combination of cash and equity incentive awards.

        We believe that compensation should be based on performance. We believe that the following attributes of our compensation program reflect this approach:

  •
  Our executives are employed on an "at will" basis and may be terminated at any time with or without cause, without any guaranteed severance.

  •
  Since we have no employment agreements with our executives, our entire compensation program (including base salaries, cash incentive bonuses and equity incentive awards) is discretionary, thereby allowing for the opportunity for greater compensation when performance is superior and lower compensation when performance is less successful.

  •
  A significant portion of our equity awards in recent years will only vest if multi-year performance hurdles are achieved.

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  We do not maintain any retirement or pension plans for our executives or other employees, other than our 401(k) plan that is available to our employees generally.

  •
  We do not provide significant personal benefits or perquisites for our executives beyond benefits offered to our employees generally.

  •
  Our recent equity awards include clawback provisions which enable us to recover the awards in the event of gross negligence or misconduct directly related to a material restatement of iStar's financial or operating results.

        We intend for our compensation program to act as a retention tool and to provide continued and additional incentives to maximize our share price and thereby more closely align the economic interests of our named executive officers and other named officers with those of our shareholders.

        Through the elements of our compensation program and practices, we seek to maintain a competitive compensation package for each executive, while being sensitive to the Company's performance and financial circumstances.

  Process for Determining Compensation

        Compensation decisions for our executives are made annually, after reviewing the performance of the Company and carefully evaluating an individual's performance and contributions during the year, leadership qualities, business responsibilities, career with the Company, current compensation arrangements, long-term potential to enhance shareholder value and other relevant data. Near the end of each year, Mr. Sugarman, our chief executive officer, makes specific compensation recommendations to the Compensation Committee based on the objectives and approach set by the committee, as well as current business conditions and other factors. Specifically, for each executive other than himself, Mr. Sugarman makes recommendations for cash compensation (base salaries and annual incentives) and long-term incentive awards, for review, discussion and approval by the Compensation Committee. We do not engage in benchmarking. Mr. Sugarman may attend meetings of the Compensation Committee at the request of the committee chair, but does not attend executive sessions and does not participate in any Compensation Committee discussions relating to the final determination of his own compensation.

  How We Determined 2010 Compensation Amounts

        The Compensation Committee engaged Towers Watson in 2010 as its independent compensation consultant to assist the committee on a range of executive compensation matters. Towers Watson has not performed other services for us. The committee also engaged Kirkland & Ellis, LLP in 2010 as its legal counsel to advise the committee on compensation, governance and legal matters.

        Specifically, Towers Watson was engaged to assist the committee in determining compensation for the chief executive officer, including a framework for the CEO's equity incentive compensation, considering the recommendations made by the chief executive officer for the other named officers and other employees, and determining an appropriate mix of compensation for 2010 year-end awards. The consultant conferred with the committee members, as a group and individually, and with the chief executive officer to discuss our recent compensation history and other relevant matters. The consultant met with the committee on several occasions to discuss guiding principles, competitive market trends and potential pay frameworks.

        In considering compensation decisions for all employees for 2010 in the context of overall compensation objectives, the Compensation Committee emphasized several guiding principles, namely:

  •
  Compensation should reflect the Company's performance in 2010 and individuals' contributions to that performance.

  •
  Compensation should reflect our financial circumstances and ability to pay.

  •
  Where appropriate, compensation awards should be differentiated to reflect individual performance and future potential.

  •
  Compensation decisions should emphasize retention of high performers and "mission critical" personnel in the context of short-term and long-term strategic goals.

  •
  Compensation should be structured to encourage and promote continuing improvement in performance.

        The committee and the consultant also discussed guiding principles for 2010 compensation decisions for the chief executive officer. The committee concluded that the chief executive officer's compensation should recognize his significant and continuing leadership contributions to the positive results achieved by the Company in 2010, as well as his key role in addressing and resolving key issues and opportunities as they arise in 2011 and future years. The chief executive officer's leadership is especially critical in light of key issues the Company continues to face and the departures of certain other senior executives in recent years.

        In determining 2010 compensation for our executives, the Compensation Committee also took into consideration that the vesting of equity incentive awards previously granted to executives and other key employees in December 2008 is tied to specified price targets for our common stock that have not yet been achieved. If the applicable stock price target is not achieved by the end of the measurement period on December 19, 2011, these awards will be forfeited. See footnote 4 to the Outstanding Equity Awards at Fiscal 2010 Year-End table, on page 30 of this proxy statement, for a more detailed description of these awards. Although the specified price targets for our common stock have not been achieved, the Compensation Committee is considering modifying these awards to provide partial vesting due to substantial progress toward achieving the price target, in recognition of the contributions made by these key employees to the recent significant improvement in our performance, and the increase in our common stock price since the original date of the awards.

  Compensation of Our Chief Executive Officer for 2010

        Following the expiration of our employment agreement with Mr. Sugarman, our chairman and chief executive officer, on March 31, 2008, Mr. Sugarman continues to serve as our chief executive officer at the will of our board of directors and his compensation terms are determined by our board.

        As set forth in the Summary Compensation Table in this proxy statement, for the 2010 fiscal year, Mr. Sugarman received a base salary of $1.0 million, which is the same base salary he received for 2009, and was awarded a cash bonus of $5.559 million for services in 2010, compared to the $1.999 million cash bonus he received for 2009, reflecting the Company's improved results in 2010 which benefited shareholders. In accordance with SEC rules regarding disclosure of compensation the table also includes an equity incentive award in the amount of 806,518 performance-based Restricted Stock Units (Units), granted to Mr. Sugarman in March 2010 for his services in 2009. See footnote 2 to the Grants of Plan-Based Awards table, on page 29 of this proxy statement, for a more detailed description of this incentive award.

        In March 2011, Mr. Sugarman was granted an equity incentive award for his services in 2010 in the amount of 111,111 Units. These Units will cliff vest in two years, on March 20, 2013, if Mr. Sugarman is employed by us on that date. These Units carry dividend equivalent rights that entitle the holder to receive dividend payments on the Units, if and when dividends are paid to holders of shares of our common stock. This award has a grant date fair value of $1.0 million, based on the stock price of $9.00 per share on the grant date. In accordance with SEC rules, this award will be reported in the Summary Compensation Table in the 2012 proxy statement as 2011 compensation for Mr. Sugarman.

        In determining the 2010 cash compensation and equity incentive award for Mr. Sugarman, the Compensation Committee considered his overall leadership and, in particular, his significant and continuing efforts in leading our business in light of significant issues facing the Company, as well as the critical role Mr. Sugarman will serve in addressing and resolving key issues and opportunities in the future. In particular, the committee considered the following:

  •
  Mr. Sugarman's leadership in our various liquidity initiatives, including generating proceeds from sales of net lease assets, loan repayments, loan sales and sales of other real estate owned, and in repurchasing senior notes;

  •
  Mr. Sugarman's key role in our successful efforts in 2010 to meet our funding commitments, satisfy all of our scheduled debt maturities and reduce our operating costs, despite continuing significant challenges in the performance of our investment portfolio;

  •
  Mr. Sugarman's leadership in our successful efforts to position the Company for a refinancing of our 2011 and 2012 bank credit facility maturities, through significant deleveraging and increasing our pool of unencumbered assets;

  •
  Mr. Sugarman's increased strategic and operational responsibilities following the departure of other senior executives, including our president in September 2009 and our chief financial officer in April 2010; and

  •
  Mr. Sugarman's critical leadership role in leading us as we address and resolve future challenges.

  Compensation of Other Named Officers for 2010

        The specific compensation decisions made for each of our other named officers for 2010 reflect the approach described above under 2010 Compensation—Overview. In determining the 2010 compensation of our other named officers, the Compensation Committee evaluated their individual contributions and the performance of the group or initiatives that each individual leads under the direction of Mr. Sugarman. The compensation decisions for 2010 are reported in the Summary Compensation Table in this proxy statement. In addition to the compensation reported in the Summary Compensation Table, in February and March 2011, the Compensation Committee approved the following equity incentive awards for 2010, in the form of Units, for our other named officers: Mr. DiStaso—20,000 Units; Ms. Matis—57,778 Units; Mr. Dorsch—28,889 Units; and Ms. Rubin—28,889 Units. These Units represent the right to receive an equivalent number of shares of our common stock (after deducting shares for minimum required statutory withholdings) if and when the Units vest. These Units will cliff vest two years following the grant date if the executive is employed by us on that date. These Units carry dividend equivalent rights that entitle the holder to receive dividend payments on the Units prior to vesting, if and when dividends are paid to holders of shares of our common stock.

        David DiStaso, our chief financial officer, has served in this capacity since December 2010. He previously served as our chief accounting officer. His 2010 compensation was approved based upon consideration of his execution of increased responsibilities in a more demanding executive role following the departure of our prior chief financial officer in April 2010, including leading the performance of the finance and accounting group, implementing various measures to improve our liquidity and strengthen our balance sheet, such as asset sales, loan sales and debt retirement, refinancing our secured credit facilities, managing our debt covenant compliance, and overseeing compliance with our financial reporting and accounting requirements. In addition, Mr. DiStaso was granted a deferred cash bonus effective May 25, 2010, for purposes of retention, in the total amount of $150,000 payable in two equal $75,000 installments on May 25, 2011 and May 25, 2012 if he remains continuously employed by us through those dates.

        The 2010 compensation of Nina Matis, our chief legal officer and chief investment officer, was approved based upon consideration of her critical and expanded role on our senior management team, including overseeing and managing the strategic consideration and execution of our investment and financing transactions, restructurings and resolutions of loans and other problem assets, litigation and other legal and operational matters. In particular, Ms. Matis' expertise in real estate and finance has been extremely valuable to our efforts to execute transactions such as the refinancing of secured credit facilities, the sale of a large portfolio of net lease assets in June 2010 which generated a large gain for the Company, loan sales, other sales of net lease assets and other real estate owned and other resolutions of a large portfolio of non-performing loans, foreclosures and other problem assets.

        The 2010 compensation of Michael Dorsch, our executive vice president, was approved based upon consideration of his contributions in managing a challenging investment portfolio, in particular our land investments, including properties acquired through foreclosure or by deed-in-lieu of foreclosure.

        The 2010 compensation of Barbara Rubin, our executive vice president and president of our servicing subsidiary, was approved based upon consideration of her significant responsibilities in leading our asset management and loan servicing groups responsible for a portfolio that includes a significant amount of non-performing loans, foreclosures and other problem assets, and the broad scope of her responsibilities in overseeing groups comprised of more than 85 of our employees.

Risk and Compensation

        As noted above in the discussion of the board's role in risk oversight, in our view, it is not possible or desirable to eliminate risk from our business activities. We believe that both the Company and our individual employees should focus on identifying, pricing, managing and monitoring risk with the objective of achieving attractive, long-term, risk-adjusted returns for our shareholders. We believe that our compensation program should support and motivate our employees in achieving this objective, but should not encourage excessive risk taking. We believe that our compensation program does not encourage excessive risk taking based in part on the following attributes of our program:

  •
  We have no employment agreements with executive officers. All of our executives are employed on an "at will" basis and may be terminated with or without cause at any time.

  •
  None of our executives is guaranteed any severance payments if the executive's employment is terminated.

  •
  Compensation is variable and performance-based. No one's compensation is guaranteed.

  •
  A significant portion of the compensation we pay our senior executives consists of long-term equity incentive awards which vest over multiple years and include vesting conditions tied to achieving performance hurdles.

  •
  Our executives have no "golden parachute" or "golden coffin" arrangements.

  •
  Our recent equity awards include clawback provisions which enable us to recover the awards in the event of gross negligence or misconduct directly related to a material restatement of iStar's financial or operating results.

        Taken as a whole, our compensation arrangements reward executives for appropriately identifying and managing risks, but provide no guaranteed "safety net" if they are ineffective in doing so. Moreover, the structure of our incentive compensation program ensures that any loss of value to our shareholders is shared by our management.

Compensation Committee Report

        In connection with our oversight of the compensation programs of iStar Financial Inc., a Maryland corporation (the Company), we, the members of the Compensation Committee listed below, have reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based upon the review and discussions, the Compensation Committee has recommended to the board of directors of the Company that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 2010.

Submitted by the Compensation Committee:

    Robert W. Holman, Jr. (Chairman)
    Robin Josephs
    Jeffrey A. Weber

        Mr. Weber is not standing for re-election as a director at the annual meeting and will continue to serve as a director, and a member of the Compensation Committee, only through the date of the annual meeting.

        The above report will not be deemed to be incorporated by reference into any filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate the same by reference.

Summary Compensation Table

        The following table, and the accompanying footnotes, sets forth compensation information for Jay Sugarman, our chief executive officer, David DiStaso, our chief financial officer, our three other most highly-compensated officers during the 2010 fiscal year, and James Burns, who served as our chief financial officer until April 16, 2010.

        In accordance with SEC rules, the amounts shown in the "Stock Awards" column for 2010 reflect restricted stock unit awards, or Units, granted in February and March 2010 for services in 2009. No stock awards were granted in 2009. The amounts shown in the "Stock Awards" column for 2008 include Units granted in December 2008 for services in 2008 and Units granted in January 2008 for services in 2007, in effect constituting two years of annual awards granted in the same year. Additionally, 2008 amounts include special awards of Units granted in October 2008 for purposes of retaining key employees.

        The amounts shown in the "Stock Awards" column of the table are comprised of three different types of Units we have granted in recent years: service-condition Units, which will vest if the employee remains employed by us at the vesting date or dates; market-condition Units, which will vest only if specified shareholder return hurdles or stock price hurdles, as well as service conditions, are met; and performance-condition Units, which vest only if specified performance targets, as well as service conditions, are met. The amounts shown are the aggregate grant date fair values of the Units granted in the year indicated, calculated in accordance with accounting guidance and published SEC guidance. Footnote (1) below shows the breakdown of the grant date fair value of these stock awards between service-condition Units, market-condition Units and performance-condition Units and the percentage of each stock award for which vesting conditions have been met. The service-condition Units granted in 2008 have vested and the realized value of these Units is substantially lower than the grant date fair value of these Units. The vesting provisions of the market-condition Units are described in the notes to the Outstanding Equity Awards at Fiscal 2010 Year-End table elsewhere in this proxy statement. None of the vesting conditions of the market-condition Units has yet been achieved. The Compensation Committee is considering modifying the market-condition Units granted on December 19, 2008 to provide partial vesting due to substantial progress toward achieving the price target, in recognition of the contributions made by key employees to the recent significant improvement in our performance, and the increase in our common stock price since the original date of the awards.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)

Jay Sugarman	2010	1,000,000	5,559,000	3,153,485	10,671	9,723,156
Chairman and	2009	1,000,000	1,999,000	—	10,568	3,009,568
Chief Executive Officer	2008	1,000,000	—	16,309,856	463,178	17,773,034

David DiStaso	2010	235,000	550,000	27,471	16,610	829,081
Chief Financial Officer	2009	233,542	255,000	—	10,203	498,745
	2008	100,758	125,000	106,612	5,034	337,404

Nina Matis	2010	350,000	3,250,000	549,435	4,476	4,153,911
Chief Legal Officer and	2009	350,000	1,350,000	—	4,460	1,704,460
Chief Investment Officer	2008	320,833	1,500,000	3,405,853	147,771	5,374,457

Michael Dorsch	2010	250,000	1,125,000	457,860	10,920	1,843,780
Executive Vice President	2009	250,000	1,125,000	—	10,904	1,385,904
	2008	250,000	1,250,000	2,517,977	121,497	4,139,474

Barbara Rubin	2010	250,000	900,000	274,718	8,510	1,433,228
Executive Vice President	2009	250,000	650,000	—	3,494	903,494
	2008	249,167	650,000	1,024,860	32,042	1,956,069

James Burns	2010	103,409	—	274,718	13,156	391,283
Chief Financial Officer	2009	350,000	600,000	—	10,904	960,904
(until April 16, 2010)	2008	234,583	400,000	429,062	21,852	1,085,497

(1)
The "Stock Awards" column reflects the dollar value of Units awarded to the named executive officers and other named officers in the years shown in the Summary Compensation Table, based on the grant date fair value of such Units. The following table shows, for the named officers (a) the breakdown of the grant date fair value of these stock awards between service-condition Units, market-condition Units, and performance-condition Units and (b) the percentage of each stock award for which the service conditions, market conditions and performance conditions, as the case may be, have been met as of the date of this proxy statement. The method used for calculating the grant date fair values shown are described elsewhere in these notes and in this proxy statement. We are presenting this supplemental information in order to enhance the reader's understanding that (i) a substantial portion of the Units granted in the years shown in the Summary Compensation Table have not yet vested, and (ii) all of the market-condition Units remain "at risk" because they are subject to stock price and shareholder return hurdles that have not been achieved as of the date of this proxy statement. In particular, here is a summary of the market and vesting conditions, which have not yet been achieved, for the market-condition Units awarded in 2008:

•
Units granted to each named officer on December 19, 2008:  If our common stock achieves a price of $10.00 (average closing price over 20 consecutive trading days) prior to December 19, 2011, the Units will vest on January 1, 2012, if the executive remains employed on the vesting date; and

•
Units awarded to Mr. Sugarman on October 9, 2008:  If the total shareholder return on our common stock is at least 25% per year over the three-year measurement period, using a base price of $3.38 (the average closing price over 20 consecutive trading days prior to October 9, 2008), the Units will vest on October 9, 2011, if Mr. Sugarman remains employed on the vesting date. Assuming no dividends are paid and a vesting date of October 9, 2011, this award will vest only if the average NYSE closing price of our common stock for the 20 days prior to the vesting date is at least $6.58.

See footnotes (4) and (5) to the Outstanding Equity Awards table for additional details of the awards reflected in the Summary Compensation Table.

		Stock Awards
		Service-condition Units		Performance-condition Units		Market-condition Units
Name and Principal Position	Year	Grant Date Fair Value ($)	% of Units with Vesting Conditions Met	Grant Date Fair Value ($)	% of Units with Vesting Conditions Met	Grant Date Fair Value ($)	% of Units with Vesting Conditions Met

Jay Sugarman	2010	—	—	3,153,485	0%	—	—
Chairman and Chief	2009	—	—	—	—	—	—
Executive Officer	2008	4,118,856	100%	—	—	12,191,000	0%

David DiStaso	2010	27,471	0%	—	—	—	—
Chief Financial Officer	2009	—	—	—	—	—	—
	2008	25,012	67%	—	—	81,600	0%

Nina Matis	2010	549,435	0%	—	—	—	—
Chief Legal Officer and	2009	—	—	—	—	—	—
Chief Investment Officer	2008	1,643,652	15%	—	—	1,762,201	0%

Michael Dorsch	2010	457,860	0%	—	—	—	—
Executive Vice President	2009	—	—	—	—	—	—
	2008	1,027,776	19%	—	—	1,490,201	0%

Barbara Rubin	2010	274,718	0%	—	—	—	—
Executive Vice President	2009	—	—	—	—	—	—
	2008	195,431	10%	—	—	829,429	0%

(2)
Amounts included in the "Stock Awards" column represent the fair market values of Units calculated in accordance with FASB ASC Topic 718. Refer to Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 for further details.

(3)
For all named officers, "All Other Compensation" includes the Company's matching contributions to the named executive officer's account in our 401(k) Plan, additional compensation attributable to certain life insurance and disability insurance premiums and, in 2008, dividend equivalents paid on restricted stock units ($453,127 for Mr. Sugarman, $1,610 for Mr. DiStaso, $144,672 for Ms. Matis, $111,111 for Mr. Dorsch, $23,566 for Ms. Rubin and $11,802 for Mr. Burns). The dividend equivalents were paid to the named officers in the same amount and at the same time as dividends were paid on equivalent amounts of our common stock. Dividends on our common stock, and consequently dividend equivalent payments, have not been paid since the second quarter 2008 dividend that was paid on July 31, 2008.

Grants of Plan-Based Awards

        The following table includes information regarding all plan-based awards granted to the named executive officers and other named officers during 2010.

        All plan-based awards granted in 2010 were in the form of Restricted Stock Units (Units). These Units represent the right to receive an equivalent number of shares of our common stock (after deducting shares for minimum required statutory withholdings) if and when the Units vest. These Units were granted subject to vesting periods, in order to provide retention incentives for our key personnel, and will cliff vest two years following the grant date if the executive is employed by us on that date. Mr. Sugarman's award was granted subject to certain performance conditions relating to reduction in general and administrative expenses and retirement of debt, as described in footnote 2 below.

						All Other Stock Awards: Number of Shares of Stock or Units (#)(1)
		Estimated Future Payouts Under Equity Incentive Plan Awards						Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold (#)	Target (#)		Maximum (#)

Jay Sugarman	03/02/2010	—	806,518	(2)	—	—		3,153,485

David DiStaso	02/17/2010	—	—		—	8,919		27,471

Nina Matis	02/17/2010	—	—		—	178,388		549,435

Michael Dorsch	02/17/2010	—	—		—	148,656		457,860

Barbara Rubin	02/17/2010	—	—		—	89,194		274,718

James Burns	02/17/2010	—	—		—	89,194	(3)	274,718

(1)
These Units granted on February 17, 2010 will cliff vest in one installment on February 17, 2012 if the executive is employed on the vesting date. These Units carry dividend equivalent rights from the date of grant, as and when dividends are paid on out common stock.

(2)
These Units granted on March 2, 2010 to Mr. Sugarman will cliff vest in one installment on March 2, 2012 if certain performance and service conditions have been achieved, relating to reduction in general and administrative expenses, retirement of debt and continued employment. The performance conditions were satisfied during 2010 and, therefore, these Units now carry dividend equivalent rights, as and when dividends are paid on our common stock.

(3)
These Units granted on February 17, 2010 were forfeited upon Mr. Burns' resignation in April 2010.

Outstanding Equity Awards

        The following table shows all outstanding equity awards held by the named executive officers and other named officers at the end of fiscal 2010, including stock option awards and unvested restricted stock units, or Units. We have not granted any stock options since 2003. As required by SEC rules, the market value of unvested Units is calculated by multiplying the number of units by $7.82, the closing market price of our common stock on December 31, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL 2010 YEAR-END

Option Awards				Stock Awards
				Service-condition based		Market-condition based
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Jay Sugarman	—	—	—	59,128(2)	462,381	—	—
				—	—	2,000,000(3)	15,640,000
				—	—	4,000,000(4)	31,280,000
				806,518(5)	6,306,971	—	—

David DiStaso	—	—	—	616(6)	4,817	—	—
				—	—	30,000(4)	234,600
				8,919(7)	69,747	—	—

Nina Matis	—	—	—	17,738(2)	138,711	—	—
				300,000(8)	2,346,000	—	—
				—	—	600,000(4)	4,692,000
				178,388(7)	1,394,994	—	—

Michael Dorsch	—	—	—	11,825(2)	92,472	—	—
				150,000(8)	1,173,000	—	—
				—	—	500,000(4)	3,910,000
				148,656(7)	1,162,490	—	—

Barbara Rubin	—	—	—	1,829(2)	14,303	—	—
				50,000(8)	391,000	—	—
				—	—	300,000(4)	2,346,000
				89,194(7)	697,497	—	—

(1)
The market value of unvested restricted stock units is calculated by multiplying the number of units by $7.82, the closing market price of our common stock on December 31, 2010.

(2)
These Units granted in January 2008 vested on January 2, 2011.

(3)
These Units were contingently granted to Mr. Sugarman as a special retention award on October 9, 2008 subject to shareholder approval. On May 27, 2009, our shareholders approved the grant of these market-condition based units. These Units will cliff vest in one installment on October 9, 2011, if the executive is employed on the vesting date, but only if the total shareholder return on our common stock is at least 25% per year (compounded at the end of the three year vesting period, including dividends). Total shareholder return will be based on the average NYSE closing prices for our common stock for the 20 days prior to: (a) the date of the award on October 9, 2008 (which was $3.38); and (b) the vesting date. Assuming no dividends are paid and a vesting date of October 9, 2011, this award will vest only if the average NYSE closing price for our common stock for the 20 days prior to the vesting date is at least $6.58. No dividends will be paid on these units prior to vesting.

(4)
These Units granted on December 19, 2008 will automatically vest if the executive is employed on the vesting date and a specified price target for our common stock, established at the grant date, has been achieved within three years, as follows: (a) if our common stock achieves a price of $4.00 or more (average price over 20 consecutive trading days) prior to December 19, 2009, the units will vest in three equal installments on January 1, 2010, January 1, 2011 and January 1, 2012; (b) if the $4.00 share price target is not achieved in the first year, but our common stock achieves a price of $7.00 prior to December 19, 2010, the units will vest in two equal installments on January 1, 2011 and January 1, 2012; and (c) if neither the $4.00 nor the $7.00 share price target is achieved in the first or second year, but our common stock achieves a price of $10.00 prior to December 19, 2011, the units vest in one installment on January 1, 2012. The $4.00 and $7.00 price targets for the periods ended December 19, 2009 and December 19, 2010, respectively, were not achieved and, therefore, only the $10.00 price target remains applicable. As described previously, the Compensation Committee is considering modifying these market-condition Units to provide partial vesting due to substantial progress toward achieving the price target, in recognition of the contributions made by key employees to the recent significant improvement in our performance, and the increase in our common stock price since the original date of the awards.

(5)
These Units granted on March, 2, 2010 to Mr. Sugarman will cliff vest in one installment on March 2, 2012 if certain performance and service conditions have been achieved, relating to reduction in general and administrative expenses, retirement of debt and continued employment. The performance conditions were satisfied during 2010 and, therefore, these Units now carry dividend equivalent rights, as and when dividends are paid on our common stock.

(6)
These Units granted on June 30, 2008 will vest on June 30, 2011 if the executive is employed on the vesting date. Dividend equivalents are paid on these awards from the date of grant, as and when dividends are paid on our common stock.

(7)
These Units granted on February 17, 2010 will cliff vest in one installment on February 17, 2012 if the executive is employed on the vesting date. Dividend equivalents are paid on these awards from the date of grant, as and when dividends are paid on our common stock.

(8)
These Units granted on October 9, 2008 for purposes of retention will cliff vest in one installment on October 9, 2011 if the executive is employed on the vesting date. Dividend equivalents are paid on these awards from the date of grant, as and when dividends are paid on our common stock.

Aggregate Option Exercises and Stocks Vested in 2010 and Fiscal Year-End Option Values

        The following table presents information for the named executive officers and other named officers relating to stock option exercises during 2010 and Units that vested during 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Jay Sugarman	—	—	93,799	240,125
David DiStaso	—	—	617	2,900
Nina Matis	—	—	28,139	72,034
Michael Dorsch	—	—	19,627	50,245
Barbara Rubin	—	—	3,995	10,227
James Burns	—	—	1,990	5,094

(1)
The net amounts of shares received by Mr. Sugarman, Mr. DiStaso, Ms. Matis, Mr. Dorsch, Ms. Rubin and Mr. Burns upon vesting of these Units, after deduction of shares withheld by us to cover associated tax liabilities, as applicable, were 53,487; 394; 15,078; 19,627; 2,492 and 1,067 shares, respectively.

Pension Benefits; Deferred Compensation

        We do not maintain any tax-qualified defined benefit plans, supplemental executive retirement plans or similar plans for which information is required to be reported in a pension benefits table. Similarly, we do not maintain any non-qualified deferred compensation plans for which information is required to be reported.

Employment Agreements with Named Executive Officers

        We do not have employment agreements with any of our named executive officers and other named officers.

Severance, Change-in-Control or Similar Arrangements

        We do not maintain any severance, change-in-control or similar programs or arrangements that provide for payments to the named executive officers and other named officers following termination of employment or a change of control of the Company, except as described herein.

        Under the High Performance Unit, or HPU, program, upon a change of control (as defined in the HPU plan documents) the HPU participants will be entitled to receive the per share consideration paid to our common shareholders in the change of control transaction multiplied by the equivalent number of shares represented by their outstanding HPU interests for which valuation dates have occurred. Mr. Sugarman and Mr. DiStaso do not hold any outstanding HPU interests. With respect to the interests held in the HPU plans by other named officers currently employed by the Company, these officers will be entitled to receive the per share consideration paid to our common shareholders in the change of control transaction multiplied by 212,871 shares in the case of Ms. Matis, 141,914 shares in the case of Mr. Dorsch and 67,924 shares in the case of Ms. Rubin. If a change-in-control transaction had occurred on December 31, 2010, these officers would have received consideration in the transaction in respect of their HPU interests having equity value of $1,664,653, $1,109,769, and $531,162, respectively, based upon the $7.82 per share NYSE closing price of our common stock as of that date and assuming the consideration received is equal to such closing price on such date. No consideration is payable in a change-in-control transaction with respect to HPU interests that have been redeemed.

        Under the terms of our long-term incentive plans and the applicable award agreements, in the event an employee's employment is terminated by us without cause or in the event of a change in control, certain unvested portions of the employee's restricted stock units will be accelerated. If, on December 31, 2010, employment of our named executive officers had been terminated without cause or a change in control had occurred, the named executive officers and other named officers would have received accelerated vesting of unvested units in the amounts, and having the values, set forth below:

Name	Number of Units That Have Not Vested (#)	Market Value of Units That Have Not Vested ($)(1)
Jay Sugarman	2,865,646	22,409,352
David DiStaso	9,535	74,564
Nina Matis	496,126	3,879,705
Michael Dorsch	310,481	2,427,961
Barbara Rubin	141,023	1,102,800

(1)
Based on the $7.82 per share of NYSE closing price of our common stock as of December 31, 2010.

Compensation Committee Interlocks and Insider Participation

        As of the date of this proxy statement, the members of the Compensation Committee are Robert W. Holman, Jr. (Chairman), Robin Josephs and Jeffrey A. Weber. Mr. Weber is not standing for re-election as a director at the annual meeting and will continue to serve as a director, and a member of the Compensation Committee, only through the date of the annual meeting.

        No member of the Compensation Committee is or was formerly an officer or an employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's board, nor has such interlocking relationship existed in the past.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Directors, officers and greater than 10% shareholders are required to furnish us with copies of all Section 16(a) forms they file.

        To our knowledge, based solely on a review of the copies of such reports furnished to us, during the fiscal year ended December 31, 2010, all Section 16(a) filing requirements applicable to our directors, officers and greater than 10% beneficial owners were met.

 DIRECTOR COMPENSATION

        We pay non-employee directors an annual retainer of $50,000, paid in quarterly cash installments. The chairpersons of our board committees receive the following annual retainers, paid in quarterly cash installments: Audit Committee—$20,000; Compensation Committee—$15,000; and other committees—$10,000. No additional annual cash retainer is paid to our Lead Director. Non-employee directors receive $2,000 for each board meeting attended. Members of board committees receive $1,800 for each committee meeting attended. Each non-employee director receives an annual grant of $70,000 of common stock equivalents, or CSEs, based on the average NYSE closing price for our common stock for the 20 days prior to the date of the annual shareholders meeting. Our Lead Director receives an additional award of $50,000 of CSEs, based on the average NYSE closing price for our common stock for the 20 days prior to the date of the annual shareholders meeting, in consideration of her services as Lead Director. The CSEs generally vest at the time of the next subsequent annual shareholders meeting, although vesting is accelerated in limited circumstances. An amount equal to the dividends paid on an equivalent number of shares of our common stock is paid on the CSEs from the date of grant, as and when dividends are paid on the common stock. Under the Non-Employee Directors' Deferral Plan, directors have the opportunity to defer the receipt of some or all of their compensation in accordance with the provisions of the plan.

        The table below summarizes the compensation information for our non-employee directors for the fiscal year ended December 31, 2010. The amounts of cash fees paid to non-employee directors, and in particular directors Holman, Josephs, Puskar and Reiss who serve on a special committee of the board, reflect the increased number of board and committee meetings held in 2010. Jay Sugarman, our chairman and chief executive officer, is not included in this table as he is an employee of the Company and receives no compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Glenn R. August	96,000	64,792	—	—	—	—	160,792
Robert W. Holman, Jr.	192,000	64,792	—	—	—	5,000	261,792
Robin Josephs	182,400	111,073	—	—	—	5,000	298,473
John G. McDonald	118,600	64,792	—	—	—	—	183,392
George R. Puskar	156,400	64,792	—	—	—	5,000	226,192
Dale Anne Reiss	178,200	64,792	—	—	—	5,000	247,992
Jeffrey A. Weber	133,800	64,792	—	—	—	5,000	203,592

(1)
Amounts included in the "Stock Awards" column reflect the grant date fair value of CSE awards made to directors in 2010 computed in accordance with FASB ASC Topic 718. These CSE awards were made to the directors under the Non-Employee Directors' Deferral Plan. The CSE awards are valued using the closing price of our common stock on the date of grant. As of December 31, 2010, the directors held the following aggregate amounts of CSEs: Glenn R. August—42,976 CSEs; Robert W. Holman, Jr.—35,476 CSEs; Robin Josephs—61,601 CSEs; John G. McDonald—35,476 CSEs; George R. Puskar—35,476 CSEs; Dale Anne Reiss—35,476 CSEs; and Jeffrey A. Weber—35,476 CSEs.

(2)
No option awards were granted to directors in 2010. As of December 31, 2010, the directors held the following aggregate number of options outstanding: Glenn R. August—no options; Robert W.

  Holman, Jr.—20,000 options; Robin Josephs—14,296 options; John G. McDonald—20,000 options; George R. Puskar—no options; Dale A. Reiss—no options; and Jeffrey A. Weber—no options.

(3)
Our directors are eligible to participate in our broad-based matching gifts program under which we will donate funds equal to contributions made by directors or employees to a qualified nonprofit organization, up to a maximum annual matching contribution per individual of $5,000 for directors and senior officers, $2,500 for other officers and $1,500 for other employees. Amounts included in the "All Other Compensation" column include matching gifts made by us on behalf of the listed director.

 INDEMNIFICATION

        The Company and each of our directors and executive officers have entered into indemnification agreements. The indemnification agreements provide that we will indemnify the directors and the executive officers to the fullest extent permitted by our charter and Maryland law against certain liabilities (including settlements) and expenses actually and reasonably incurred by them in connection with any threatened or pending legal action, proceeding or investigation to which any of them is, or is threatened to be, made a party by reason of their status as our director, officer or agent, or by reason of their serving as a director, officer or agent of another Company at our request. The Maryland General Corporation Law, or MGCL, permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. In addition, we have obtained directors and officers liability insurance, which covers our directors and executive officers.

ACCOUNTING FEES AND SERVICES

        Fees paid to PricewaterhouseCoopers LLP, our independent registered public accounting firm, during the last two fiscal years were as follows:

        Audit Fees:    The aggregate fees incurred during the fiscal years ended December 31, 2010 and December 31, 2009 for professional services rendered by PricewaterhouseCoopers LLP in connection with its integrated audits of the Company's consolidated financial statements and of its internal control over financial reporting and its limited reviews of the unaudited consolidated interim financial statements of the Company, were approximately $1,461,850 and $1,737,393, respectively.

        Audit-Related Fees:    The aggregate fees incurred during the fiscal years ended December 31, 2010 and December 31, 2009 for assurance and related services rendered by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audit or review of the Company's financial statements and are not disclosed under "Audit Fees" above, were approximately $207,000 and $51,938, respectively. These audit-related fees included fees related to consultations concerning financial accounting and reporting standards, audits of wholly-owned consolidated secured financing subsidiaries and the issuance of mortgage servicing compliance reports.

        Tax Fees:    The aggregate fees incurred during the fiscal years ended December 31, 2010 and December 31, 2009 for professional services rendered by PricewaterhouseCoopers LLP for tax compliance, tax advice and tax planning were approximately $301,106 and $313,704, respectively. These services included income tax compliance and related tax services.

        All Other Fees:    The aggregate fees incurred during the fiscal years ended December 31, 2010 and December 31, 2009 for all other professional services rendered by PricewaterhouseCoopers LLP (including software licensing fees) were approximately $5,553 and $2,601, respectively.

        Our Audit Committee is responsible for retaining and terminating our independent registered public accounting firm (subject, if applicable, to shareholder ratification) and for approving the performance of any non-audit services by the independent registered public accounting firm. In addition, the Audit Committee is responsible for reviewing and evaluating the qualifications, performance and independence of the lead partner of the independent registered public accounting firm and for presenting its conclusions with respect to the independent registered public accounting firm to the full board.

        The Committee has the sole authority to approve all audit engagement fees and terms, as well as significant non-audit engagements, with the independent registered public accounting firm. During fiscal 2010, the Audit Committee approved all services provided by PricewaterhouseCoopers LLP.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

        The following table sets forth certain information available to us as of April 6, 2011 with respect to any common stock owned by our directors and executive officers, and any individual or group of shareholders known to be the beneficial owner of more than 5% of our issued and outstanding common stock. This table includes options that are currently exercisable or exercisable within 60 days of the date of this proxy statement and CSEs awarded to non-employee directors under the iStar Financial Inc. Non-Employee Directors Deferral Plan. There are no other directors, nominees for director or executive officers who beneficially own common stock.

Name and Address of Beneficial Owner(1)	Common Stock Beneficially Owned		% of Basic Common Stock Outstanding(2)
Glenn R. August(3)	1,125,131	(4)	1.2%
David DiStaso(3)	780	(5)	*
Robert W. Holman, Jr.(3)	174,266	(6)	*
Robin Josephs(3)	140,074	(7)	*
Nina Matis(3)	77,793	(8)	*
John G. McDonald(3)	95,476	(9)	*
George R. Puskar(3)	101,776	(10)	*
Dale Anne Reiss(3)	47,976	(11)	*
Jay Sugarman(3)	2,331,845	(12)	2.5%
Jeffrey A. Weber(3)	105,922	(13)	*
Ori Uziel	6,823,700	(14)	7.4%
Bridger Management, LLC	5,515,725	(15)	6.0%
Roberto Mignone
Valinor Management, LLC	4,853,181	(16)	5.2%
David Gallo
The Vanguard Group, Inc.	5,368,155	(17)	5.8%
BlackRock, Inc.	5,400,922	(18)	5.8%
Fir Tree, Inc.	4,744,388	(19)	5.1%
All executive officers, directors and nominees for director as a group (10 persons)	4,201,039		4.5%

*
Less than 1%.

(1)
Except as otherwise indicated and subject to applicable community property laws and similar statutes, the person listed as the beneficial owner of shares has sole voting power and dispositive power with respect to the shares.

(2)
As of April 6, 2011, 92,472,322 shares of common stock were considered outstanding (consisting of 138,325,488 issued shares less 45,853,166 shares held in treasury).

(3)
c/o iStar Financial Inc., 1114 Avenue of the Americas, 39th Floor, New York, NY 10036.

(4)
Includes 1,012,739 shares of common stock owned directly by Mr. August and 69,416 shares owned indirectly through a family trust, and 42,976 CSEs held under the iStar Financial Inc. Non-Employee Directors Deferral Plan, which are or will be fully vested within 60 days.

(5)
Includes 780 shares held directly by Mr. DiStaso. Does not include 59,536 unvested restricted stock units awarded to Mr. DiStaso, which represent the right to receive shares of common stock if and when the units vest.

(6)
Includes 118,790 shares owned indirectly by Mr. Holman through a partnership, 35,476 CSEs held under the iStar Financial Inc. Non-Employee Directors Deferral Plan, which are or will be fully vested within 60 days, and 20,000 shares subject to options that are currently exercisable or exercisable within 60 days.

(7)
Includes 14,190 shares of common stock owned directly by Ms. Josephs, 15,060 shares owned indirectly by her spouse, 22,927 shares owned indirectly through a family trust, 12,000 shares owned indirectly through an Individual Retirement Account, 61,601 CSEs held under the iStar Financial Inc. Non-Employee Directors Deferral Plan, which are or will be fully vested within 60 days, and 14,296 shares subject to options that are currently exercisable or exercisable within 60 days.

(8)
Includes 77,793 shares of common stock owned directly by Ms. Matis. Does not include 1,136,166 unvested restricted stock units awarded to Ms. Matis, which represent the right to receive shares of common stock if and when the units vest.

(9)
Includes 28,000 shares of common stock owned indirectly by Professor McDonald through an Individual Retirement Account, 12,000 shares owned indirectly through a family trust, 35,476 CSEs held under the iStar Financial Inc. Non-Employee Directors Deferral Plan, which are or will be fully vested within 60 days, and 20,000 shares subject to options that are currently exercisable or exercisable within 60 days.

(10)
Includes 12,500 shares of common stock owned directly by Mr. Puskar, 18,500 shares owned indirectly by Mr. Puskar's spouse, 35,300 shares owned indirectly through Individual Retirement Accounts and 35,476 CSEs held under the iStar Financial Inc. Non-Employee Directors Deferral Plan, which are or will be fully vested within 60 days.

(11)
Includes 12,500 shares of common stock owned indirectly by Ms. Reiss through a family trust and 35,476 CSEs held under the iStar Financial Inc. Non-Employee Directors Deferral Plan, which are or will be fully vested within 60 days.

(12)
Includes 2,210,601 shares of common stock owned directly by Mr. Sugarman, 76,700 shares owned indirectly through family trusts and 44,544 shares owned indirectly through Mr. Sugarman's spouse. Does not include 6,917,629 restricted stock units awarded to Mr. Sugarman which represent the right to receive shares of common stock if and when the units vest.

(13)
Includes 70,446 shares of common stock owned directly by Mr. Weber and 35,476 CSEs held under the iStar Financial Inc. Non-Employee Directors Deferral Plan, which are or will be fully vested within 60 days.

(14)
This information, as of December 31, 2010, was obtained from a Schedule 13G filed with the SEC. This shareholder's address is 155 Wooster Street, 8th Floor, New York, New York 10012.

(15)
This information, as of December 31, 2010, was obtained from a Schedule 13G filed with the SEC. This shareholder's address is 90 Park Avenue, 40th Floor, New York, NY 10036. Bridger Management, LLC reported that these shares are owned by certain accounts managed by Bridger Management, LLC. Mr. Mignone is the managing member of Bridger Management, LLC.

(16)
This information, as of December 31, 2010, was obtained from a Schedule 13G filed with the SEC. This shareholder's address is 90 Park Avenue, 40th Floor, New York, NY 10036. Valinor Management, LLC reported that these shares are owned by certain accounts managed by Valinor Management, LLC. Mr. Gallo is the managing member of Valinor Management, LLC. Each of Valinor Management, LLC and Mr. Gallo has disclaimed beneficial ownership of these shares except to the extent of their pecuniary interests.

(17)
This information, as of December 31, 2010, was obtained from a Schedule 13G filed with the SEC. This shareholder's address is 100 Vanguard Blvd., Malvern, PA 19355.

(18)
This information, as of December 31, 2010, was obtained from a Schedule 13G filed with the SEC. This shareholder's address is 40 East 52nd Street, New York, NY 10022.

(19)
This information, as of December 31, 2010, was obtained from a Schedule 13G filed with the SEC. The reporting persons reported that these shares are owned by certain accounts managed by Fir Tree, Inc., whose address is 505 Fifth Avenue, 23rd Floor, New York, NY 10017.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        We have substantial investments in non-controlling interests of Oak Hill Advisors, L.P. and 13 related entities. In relation to our investment in these entities in 2005, we appointed Glenn R. August to our Board of Directors. Mr. August is the president and senior partner of Oak Hill Advisors, L.P. and holds a substantial investment in these same entities. We have paid $0.2 million to certain of these entities representing management fees as well as advisory service related fees in conjunction with our debt repurchase transactions. During the year ended December 31, 2010, we funded a total of $8.6 million related to our investments in these entities under various commitments, of which we have $27.9 million remaining to fund as of December 31, 2010.

Policies and Procedures With Respect to Related Party Transactions

        It is the policy of our board of directors that all transactions between our Company and a related party must be approved or ratified by at least a majority of the members of our board who have no financial or other interest in the transaction. A related party includes any director or executive officer or his or her immediate family members, or stockholders owning 5% of more of our outstanding stock.

        In determining whether to approve or ratify a related party transaction, the board will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party's interest in the transaction. No director will participate in any discussion or approval of a related party transaction for which he or she is a related party, except that the director will provide all material information concerning the related party transaction to our board.

        If a related party transaction will be ongoing, our board may establish guidelines for our management to follow in its ongoing dealings with the related party. The board may delegate to our Nominating and Corporate Governance Committee the authority to review and assess, on at least an annual basis, any such ongoing relationships with the related party to see that they are in compliance with the board's guidelines.

        All related party transactions will be disclosed in our applicable filings with the SEC as required under SEC rules.

OTHER MATTERS

When Are Shareholder Proposals Due for the 2012 Annual Meeting?

        Shareholder proposals intended to be presented at the annual meeting to be held in 2012 must be sent in writing, by certified mail, return receipt requested, to us at our principal office, addressed to our Secretary, and must be received by us no later than December 22, 2011, for inclusion in the 2012 proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

Householding of Proxy Materials

        The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of brokers with account holders who are our stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the impacted stockholders.

Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify us by (1) directing your written request to: iStar Financial Inc., 1114 Avenue of the Americas, 39th Floor, New York, New York 10036, Attn: Investor Relations or (2) contacting our Investor Relations department at (212) 930-9400. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact us as specified above.

Are there any other matters coming before the 2011 Annual Meeting?

        Our management does not intend to bring any other matters before the annual meeting and knows of no other matters that are likely to come before the meeting. In the event any other matters properly come before the annual meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy in accordance with their discretion.

        The Company urges you to authorize a proxy to vote your shares by completing, signing, dating and returning the accompanying proxy card in the accompanying postage-paid return envelope at your earliest convenience, whether or not you presently plan to attend the meeting in person.

Availability of Annual Report on Form 10-K

        Our 2010 Annual Report to Shareholders, including our audited financial statements as of and for the year ended December 31, 2010 is being mailed to our shareholders with this proxy statement. (The 2010 Annual Report, however, is not part of the proxy solicitation material.) A copy of our Annual Report on Form 10-K for the year ended December 31, 2010, without exhibits, may be obtained, without charge, by writing to us at iStar Financial Inc., 1114 Avenue of the Americas, 39th Floor, New York, NY 10036, Attention: Investor Relations, or by visiting our website at www.istarfinancial.com.

By Order of the Board of Directors
Geoffrey M. Dugan General Counsel, Corporate and Secretary New York, NY April 25, 2011

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01BMPB 1 U P X + PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below B Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 3 and 3 Yrs on Proposal 4. For Against Abstain 2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. 01 - Jay Sugarman 04 - Robin Josephs 07 - Dale Anne Reiss 02 - Glenn R. August 05 - John G. McDonald 03 - Robert W. Holman, Jr. 06 - George R. Puskar 1. Election of Directors: For Withhold For Withhold For Withhold IMPORTANT ANNUAL MEETING INFORMATION 3 Yrs 2 Yrs 1 Yr Abstain 4. Say When on Pay - A non-binding advisory vote on frequency of shareholder advisory votes on executive compensation. For Against Abstain 3. Say on Pay - A non-binding advisory vote on approval of executive compensation. In their discretion, the proxies are authorized to vote and otherwise represent the undersigned on any other matter that may properly come before the annual meeting, or any adjournments or postponements thereof. 1 1 5 1 3 4 2

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. . THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF iSTAR FINANCIAL INC. 1114 AVENUE OF THE AMERICAS, 39TH FLOOR NEW YORK, NEW YORK 10036 PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 1, 2011. TO AUTHORIZE A PROXY TO VOTE YOUR SHARES AT THE ANNUAL MEETING IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF iSTAR FINANCIAL INC., SIGN AND DATE THE REVERSE SIDE OF THIS CARD WITHOUT CHECKING ANY BOX. The undersigned holder of shares of common stock and/or 8.00% Series D cumulative redeemable preferred stock of iStar Financial Inc., a Maryland corporation (the “Company”), hereby appoints Jay Sugarman and Nina B. Matis, or either of them, with full power of substitution in each, to attend and to cast all votes which the undersigned shareholder is entitled to cast at the annual meeting of shareholders to be held on June 1, 2011 at 9:00 a.m., local time, at The Harvard Club of New York City, 35 West 44th Street, New York, New York, 10036, and at any adjournments or postponements thereof, and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting, upon the following matters. The undersigned shareholder hereby revokes any proxy or proxies heretofore given with respect to such meeting. Capitalized terms not otherwise defined have the meanings given in the proxy statement to which this proxy relates. This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned shareholder. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES LISTED BELOW, FOR PROPOSALS 2 AND 3 AND 3 YEARS ON PROPOSAL 4. THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. The undersigned shareholder may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or appearing at the annual meeting and voting in person. The undersigned shareholder hereby acknowledges receipt of the notice of annual meeting of shareholders and proxy statement (the terms of each of which are incorporated by reference herein). PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. If you receive more than one proxy card, please sign and return all cards in the enclosed envelope. CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE Proxy — iStar Financial Inc.

QuickLinks

PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 3: SHAREHOLDER ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 4: SHAREHOLDER ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION
INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES
EXECUTIVE OFFICERS AND OTHER OFFICERS
REPORT OF THE AUDIT COMMITTEE
CORPORATE GOVERNANCE MATTERS
EXECUTIVE COMPENSATION
OUTSTANDING EQUITY AWARDS AT FISCAL 2010 YEAR-END
DIRECTOR COMPENSATION
INDEMNIFICATION
ACCOUNTING FEES AND SERVICES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER MATTERS